Exhibit 10.5

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH

IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT

MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 14th day of February, 2024 (the “Effective Date”), between TPH ASSET MANAGER LLC, a Delaware limited liability company (“Manager”), and TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company (“Company”).

W I T N E S S E T H:

WHEREAS, the Company is the direct or indirect owner of one hundred percent (100%) of the limited liability company interests in each of (i) TPHGreenwich Owner LLC, a Delaware limited liability company (“77 Greenwich Owner”), and (ii) 470 4th Avenue Fee Owner, LLC, a Delaware limited liability company (“237 11th Owner” and together with 77 Greenwich Owner, individually and/or collectively, as the context may require, “Owner”);

WHEREAS, 77 Greenwich Owner is the owner of those certain residential condominium units and the retail condominium unit relating to that certain residential condominium building known as 42 Trinity Place Condominium, located at 75 and 77 Greenwich Street, in the Borough of Manhattan, County of New York, City and State of New York, and more particularly described on Exhibit A-1 attached hereto and made a part hereof (such condominium units together with the related common interests, the “77 Greenwich Property”) and (ii) 237 11th Owner is the owner of that certain real property, located at 237 11th Street, in the Borough of Brooklyn, County of New York, City and State of New York, and more particularly described on Exhibit A-2 attached hereto and made a part hereof, together with that certain mixed-use building located thereon containing residential apartment units, retail/commercial space and a parking garage, and other improvements erected thereon (the “237 11th Property” and together with the 77 Greenwich Property, collectively, the “Property”);

WHEREAS, 237 11th Owner is a plaintiff under (i) that certain litigation captioned 470 4th Avenue Fee Owner, LLC et al. v. Adam America LLC, having index number 656506/2018, and (ii) that certain litigation captioned 470 4th Avenue Fee Owner, LLC v. Wesco Insurance Co., having index number 651184/2020, each regarding, among other things, the 237 11th Property (collectively, the “237 11th Litigation”); and

WHEREAS, the Company desires to obtain the services of Manager in connection with the construction (with respect to the 77 Greenwich Property), management, operation, supervision and maintenance of the Property (including, without limitation, the management and supervision of the Property Manager and the management of the 237 11th Litigation) (all of the foregoing being hereinafter referred to as “Manager’s Obligations”) and Manager desires to render such services, as more fully described herein, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

BUSINESS.30530653.9

Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Exhibit B attached hereto and made a part hereof and, if not defined in such Exhibit B, shall have the meanings set forth in the Company’s Operating Agreement.

ARTICLE II

APPOINTMENT OF MANAGER; DUTIES OF MANAGER

SECTION 2.1.Appointment of Manager.  Subject to the provisions of this Agreement (including, without limitation, Section 6.2) and during the Term, the Company hereby appoints Manager, and Manager hereby accepts such appointment, as the asset manager for the Company, and Manager agrees to perform all of Manager’s Obligations so as to cause the Company and the Property to be operated, managed, maintained and renovated in an orderly and efficient manner as applicable to buildings of a nature similar to the Property in the markets where the Property is located.

SECTION 2.2.General Duties and Powers of Manager.  Without limiting the generality of the provisions of Section 2.1 of this Agreement, subject to Section 6.2 below, Manager agrees, and is hereby granted the authority to do the following:

SECTION 2.2.1Employ Personnel.  Manager agrees to hire, pay, supervise and discharge all Personnel.  Unless otherwise agreed to by the Company, all Personnel shall in every instance be the employees or independent contractors of Manager and not of the Company or Owner.  At the expense of Manager, Personnel of Manager shall be charged with the performance of Manager’s Obligations under this Agreement and with the general supervision, direction and control of all other Personnel.  Manager shall (a) pay all Wages and other benefits properly payable to Personnel, (b) maintain adequate payroll records, (c) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, workers’ compensation payments and such other amounts with respect to the Wages and other benefits payable to such Personnel as may be required under applicable laws, together in each case with all required reports or other filings, (d) obtain, maintain and administer all medical, disability and other insurance benefits, and other fringe benefits as may, from time to time, be required under any union or other agreements or arrangements pertaining to Manager’s employment of Personnel, and (e) comply with any federal or state withholding tax, Social Security or unemployment laws existing or enacted in the future for the benefit of, or other laws affecting or respecting, the employment of Personnel.  Subject to reimbursement by the Company, to the extent provided in the Operating Budget, the Wages of Personnel shall be negotiated and paid by Manager.  The Company shall have the right to approve and request that Manager replace any Personnel providing services with respect to the Property and/or the Company.  In no event shall Manager enter into an employment or engagement contract for Property Personnel except in accordance with the approved Operating Budget.  In furtherance of the foregoing, Manager shall indemnify, defend and hold harmless the Company, Owner and all Company Exculpated Parties from and against any and all Employee Claims.  Manager shall (i) cause the Key Manager Employee to be directly involved in the day-to-day operations of Manager in connection with the services provided by Manager to the Company pursuant to the Agreement and (ii) retain the Key Manager Employee during the term of this Agreement.  Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, in no event shall the breach by Manager of the immediately preceding sentence constitute “Cause” hereunder, and the Company’s sole and exclusive remedy in connection therewith shall be a right to terminate this Agreement pursuant to Section 10.2(d) below.

SECTION 2.2.2Books and Records.  Manager agrees to maintain separate and complete Records for the Company and the Property.  Records shall be kept in a safe and secure manner, and shall be sufficient to respond to the Company’s reasonable requirements for financial information, including, without limitation, reasonable financial requirements of Owner’s, the Company’s and any other

Subsidiary’s lender(s).  All such Records shall be maintained at Manager’s address set forth herein.  Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect the Company’s direct and indirect assets from theft, error or fraudulent activity on the part of Personnel, Manager’s other employees or Manager’s agents.  Manager shall, at the Company’s expense, preserve all Records for at least thirty-six (36) months after the close of the calendar year to which they relate.  Manager shall make the Records available to the Company and its representatives at Manager’s principal office at all reasonable times upon reasonable notice for examination, audit, copying, inspection and transcription.  Upon the Company’s request and expense, Manager shall deliver to the Company copies of any source materials utilized by Manager in preparing the Records.  All Records shall at all times be the property of the Company.  Upon termination of this Agreement, Manager shall deliver copies of all such Records to the Company.

SECTION 2.2.3General Operations.  Manager shall, at the sole cost and expense of the Company but subject to the constraints set forth in the Budgets (subject to Permitted Variances), operate the Company and the Property and all facilities and services in the Property in a manner applicable to buildings of a nature similar to the Property and in compliance with all Requirements and provide such services at the Property as are normally provided by operators of similar buildings of comparable class and size.  Upon request of the Company, Manager shall draft and, upon receipt of the Company’s approval thereof, implement, all operating procedures and emergency, contingency and security plans for the Property.

SECTION 2.2.4Assistance with Proposed Sale or Financing.  Manager agrees to reasonably cooperate with and reasonably assist the Company in any attempt(s) by Owner or any Subsidiary (x) to sell or otherwise transfer any or all of its interest in all or any portion of the Property or (y) to obtain financing in connection with its ownership of all or any portion of the Property.  Such cooperation shall include, without limitation, as reasonably requested by the Company: answering prospective purchasers’ and lenders’ questions about the Tenants, the Leases or any other matter involving the Property; preparing a list of all personal property used at the Property or in its operation; using commercially reasonable efforts to obtain estoppel certificates and subordination agreements from Tenants with respect to any such transfer or financing; and taking such actions as are outlined in connection with the foregoing in Section 11.18 hereof.  Without limiting the generality of the foregoing, upon request made by the Company, at the Company’s expense and for an additional fee acceptable to Manager and the Company in their sole discretion, Manager shall assist the Company in negotiating with third party lenders for the financing of the Property and shall assist in concluding such financing arrangements subject to approval thereof by the Company.  In so doing, Manager shall, among other things, (i) diligently work to source and secure the most advantageous debt reasonably obtainable, (ii) assemble informational packages and other necessary financial information to be presented to potential lenders, (iii) provide a list of potential financing sources and submit informational packages to such financing sources, (iv) make presentations on behalf of the Company to such financing sources, and (v) negotiate the applicable loan documents with the financing source ultimately selected by the Company.  After obtaining any such financing, Manager shall take such actions as are reasonably necessary to comply with the requirements of the applicable loan documents.

SECTION 2.2.5Hazardous Substances.  If, during the Term, Manager becomes aware of the existence or the likely existence at the Property of any Hazardous Substances in violation of applicable law, then Manager shall immediately notify the Company of the condition and recommend a course of action to be taken in connection therewith.

SECTION 2.2.6Duties Under Company’s Operating Agreement.  Upon request made by Company’s Manager, Manager will perform such duties as are the obligation of Company’s Manager under the Company’s Operating Agreement that may reasonably be performed by Manager, including, without limitation, the obligation of Company’s Manager to render reports to the members of the Company and the obligation to act as, or on behalf of, the tax matters partner under the Company’s Operating Agreement.

SECTION 2.2.7Additional Provisions. Manager shall provide all advisory, consultation and asset management services as are customarily provided in asset management agreements between owners and asset managers for properties similar in type and location to the Property, including, without limitation, providing advisory, consultation and management services in accordance with this Agreement, and working with the Company to achieve the expeditious leasing and disposition of the Property in a manner which maximizes the net present value of the proceeds derived from the Property while minimizing the risks associated therewith.  Manager’s asset management duties shall include, without limitation, advising the Company on managing, holding, making collections from, resolving any matters regarding, and disposing of, the Property, to take such actions in respect of the Property as are reasonably requested by the Company, and to use all reasonable efforts to cause the Property to be operated consistently with the approved Budgets (subject to Permitted Variances).

SECTION 2.3.Property Management Duties and Powers of Manager.  Without limiting the generality of the provisions of Section 2.1 of this Agreement, subject to Section 6.2 below, Manager agrees, and is hereby granted the authority to do the following:

SECTION 2.3.1Leasing of Space.  Manager agrees to use its reasonable and good faith efforts to have the Property fully rented under leases (“Leases”) to tenants (“Tenants”) consistent with current practices or such other practices from time to time directed by the Company.  Owner shall have the right to (x) approve the persons engaged by Manager to perform the leasing functions under Section 2.3 and (y) after any such approval, to revoke any such approval on a reasonable basis in accordance with the terms of the applicable Exclusive Listing Agreement.  In connection with the foregoing, Manager shall act as leasing supervisor for the 237 11th Property and shall perform the following services:

(a)Manager shall advise the Company regarding the retention of an Exclusive Listing Agent and, if requested by the Company, Manager shall assist the Company in the negotiation of an Exclusive Listing Agreement with the Exclusive Listing Agent.  Upon retention of an Exclusive Listing Agent, Manager shall supervise such Exclusive Listing Agent (and Manager’s obligation under this Section 2.3.1 shall be limited to the supervision, coordination and monitoring of the Exclusive Listing Agent or third-party Property Manager, as applicable, and ensuring that the duties set forth in this Section 2.3.1 are carried out by such Exclusive Listing Agent and/or third-party Property Manager, as applicable), reasonably cooperate with such Exclusive Listing Agent, and provide such Exclusive Listing Agent with all relevant information regarding the Property and space therein available for lease in the possession of Manager and its affiliates.  Manager shall supervise the actions of the Exclusive Listing Agent in advertising space in the Property for rent, by means of periodicals, signs, plans, brochures and other means and media, including, without limitation, listing the rentable space at such listing price(s) as the Company shall direct from time to time (the “Listing Price”).  Manager shall obtain the Company’s approval (not to be unreasonably withheld, conditioned or delayed) as to the marketing program and all written materials and advertisements to be adopted with respect to the leasing of the Property and any modifications thereto from time to time.

(b)Manager shall keep the Company reasonably informed as to the progress of all relevant lease negotiations and shall promptly advise the Company in writing of any and all bona fide offers received for any rentable space, whether or not consistent with the current Listing Price, if any.  Manager shall cause to be prepared and submitted to the Company for its approval, each Form Lease (the parties acknowledging that the Company shall be responsible for the payment of attorneys’ fees incurred in connection with the preparation of each Form Lease and all lease negotiations).

(c)Manager shall negotiate (or supervise the Exclusive Listing Agent in negotiating) Leases and renewals of Leases at appropriate times (and references of prospective Tenants shall be investigated by Manager or its representatives consistent with past practices).  All residential Leases and all commercial and retail Leases shall be prepared and negotiated using the applicable Form Lease except for variations (i) approved by the Company in its sole discretion or (ii) consistent with guidelines to be recommended by Manager and agreed upon by the Company and Manager in writing from time to time.  Except for terms and conditions that are required by applicable law, all terms and conditions of all Leases that are not consistent with the approved Form Lease (subject to the variations described above), and all renewals and amendments thereof (excluding renewals of residential Leases at the 237 11th Property that are entered into in the ordinary course of business and consistent with past practices), shall be approved in writing by the Company in its sole discretion; provided that, to the extent the applicable Lease or the amendment or renewal thereof is not subject to the prior written consent of a Third Party Lender, then the Company agrees that its consent shall not be unreasonably withheld, conditioned or delayed.  Manager acknowledges that the Company shall be free, without any liability to Manager whatsoever, to accept or reject any offer, to refuse to permit Manager to execute any Lease, renewal or amendment on behalf of the Company, to withdraw all or any portion of space in the Property from the market and to otherwise refuse to enter into, pursue or consummate any Lease, renewal or amendment for any reason or no reason.  If Manager knows that it has a prospective Tenant reference from another property in which Manager or any Affiliate of Manager has a beneficial interest or that Manager or any Affiliate of Manager manages or is a leasing agent, Manager shall declare its potential conflict of interest to the Company, and the Company shall determine if negotiations shall be undertaken by Manager, the Company, or an appointed third party.

(d)All Leases, and all renewals, modifications and amendments to Leases, shall be executed by Owner, provided that the Company shall have the right to determine that Leases (and renewals, modifications and amendments thereof) be executed by Manager (in which event Manager shall execute the Leases (and renewals, modifications and amendments thereof) on behalf of Owner in compliance with the restrictions contained herein).  Subject to the immediately preceding sentence and except as otherwise expressly set forth in this Agreement, Manager acknowledges and agrees that Manager shall have no authority of any kind or nature whatsoever to commit Owner to any Lease or other transaction or to bind Owner in any manner whatsoever.  Upon request made by the Company, Manager shall deliver to the Company copies of all Leases (and renewals, modifications and amendments thereof).

SECTION 2.3.2Manager’s Enforcement of and Compliance with Lease Terms.

(a)Unless advised by the Company to the contrary, Manager shall require compliance with the Leases on the part of the Tenants thereunder consistent with past practices and, at the direction of the Company, shall otherwise take such actions as may be necessary to exercise the Company’s rights under any such Lease.  If a Tenant’s Lease requires that such Tenant maintain any insurance coverage, Manager shall use its reasonable efforts to obtain such certificates of insurance annually from each such Tenant and review same for compliance with the Lease.

(b)Manager shall notify the Company of material breaches or defaults by Tenants under their Leases and shall consult with the Company regarding such material breaches or defaults.  Manager may, at the Company’s expense, with the Company’s prior written approval, engage counsel and cause such legal proceedings to be initiated and prosecuted as may be necessary to enforce the Leases and tenant obligations in connection with a Tenant’s failure to pay Rent or other material Tenant defaults as is standard in the ordinary course of business of property managers similarly situated.  In this regard, with respect to a Tenant’s failure to pay Rent or breaches of a Tenant’s Lease beyond applicable grace and cure periods therefor, Manager, after obtaining the prior written approval of the Company, shall, to the extent permitted under applicable law, cancel the applicable Lease, terminate the tenancy and occupancy, serve in the name of Owner such notices as are appropriate to institute and prosecute causes of action, evict such

Tenant and recover Rents and other sums due, and/or compromise disputes with such Tenant involving set-offs or damage claims; provided, however, Manager shall not be authorized to execute any document or instrument that would have the effect of compromising or settling any material dispute or modifying in any material respect any Lease in connection with any of the foregoing (and, unless otherwise determined by the Company, only Owner shall have the power to execute any document or instrument in connection with the foregoing).

SECTION 2.3.3Collections; Disbursements.  Manager shall monitor, calculate, and collect: (a) the Rents, including the timely billing for such Rents and the calculation and timely billing of all escalations, pass-throughs, percentage rent, electricity charges, charges for work or services, and any and all other sums payable by Tenants, (b) any and all other charges that may from time to time be due and payable to Owner from Tenants, licensees, the public or any other third party with respect to the Property, including parking income, storage income, income from coin-operated machines, and so on, and (c) any other revenues, receipts, and payments made in respect of the Property, including, without limitation, Insurance Proceeds and Condemnation Awards, and cause all such funds to be deposited in accordance with the provisions of Article VI of this Agreement.

SECTION 2.3.4Hours; Tenant Complaints.  At all times during Normal Business Hours, and with respect to emergencies, during all other hours, Manager agrees to be available to, or cause a representative of Manager to be available to, Tenants consistent with past practices.  Manager shall submit to the Company promptly upon receipt, any notice of any alleged default of the Company received from any Tenant at the Property.  Manager agrees to handle complaints and requests from Tenants and to notify the Company of any material complaint made by any Tenant.

SECTION 2.3.5Third Party Contracts; Service Contracts; and Contract Provisions.

(a)Manager shall advise the Company as to the necessity or desirability of entering into agreements at the Company’s sole cost and expense and in form and substance acceptable to the Company, with third parties, to perform the duties that Manager reasonably deems necessary with respect to the Property.  Manager shall include in the Operating Budget estimated costs it has established for any such third party contracts.

(b)Manager agrees to review, evaluate and negotiate all Service Contracts and, if requested by the Company, any supply, maintenance, repair, construction or other contract with respect to the Property, provided, however, Manager shall not execute any such Service Contract or other contract without the prior written consent of the Company except as specifically provided in this Agreement.

(c)Manager shall submit any prospective Service Contracts (including renewals and amendments) required for the Property involving in excess of $100,000 during any twelve (12) month period to a competitive bidding process, accepting bids, if any, from parties that are not Affiliates of Manager.  Any Service Contract or any supply, maintenance, repair, construction or other contract shall be subject to the prior written approval of the Company and, unless otherwise agreed to by the Company, (i) be in the name of Owner, (ii) except as specifically provided in Section 3.2, be signed by Manager on behalf of Owner, (iii) contain a provision by which the contractor, subcontractor or supplier provides a customary indemnity with respect to the contractor’s, subcontractor’s or supplier’s negligence, fraud, willful misconduct and/or criminal acts, (iv) include a provision for cancellation, without penalty, by Owner upon not more than thirty (30) days’ written notice, and (v) require that the contractor or subcontractor provide evidence of sufficient insurance as set forth in Section 8.5.  In addition, Manager shall use commercially reasonable efforts to make Owner, each applicable Subsidiary and each of their respective lenders an additional beneficiary of any applicable insurance or indemnity provision that is provided in any such contract.

SECTION 2.3.6Contracts with Affiliates.  Manager shall not contract with any entity in which Manager, the Key Manager Employee or any Affiliate of Manager or the Key Manager Employee, shall have a financial interest, without the Company’s prior written approval.

SECTION 2.3.7Emergency Expenditures.  Upon Manager acquiring actual knowledge thereof, Manager agrees to give prompt notice to the Company of any emergency requiring material repairs or expenditures and to make reasonable efforts to secure the Company’s prior written approval before making same.  If, after Manager’s unsuccessful attempts to notify or contact the Company in a timely manner, in the reasonable good faith judgment of Manager, any capital improvement must be undertaken immediately, or any operating expense must be incurred immediately that, in either case, is required (a) to correct a condition that if not corrected would endanger imminently the preservation or safety of the Property (or any portion thereof) or the safety of Tenants or other persons, (b) to avoid the imminent suspension of any necessary service in or to the Property, or (c) to prevent Owner or any of the beneficial owners or managers of Owner from being subjected imminently to criminal or substantial civil penalties or damages, then Manager shall be permitted to make such capital improvement or to incur such operating expense, not in excess of $50,000, without regard to the approved Budgets and without first obtaining the approval of the Company, provided the Company is informed of any such expenditure before the end of the Business Day on which the same is incurred or if such notification is impracticable under the circumstances as soon thereafter as is reasonably practicable.

SECTION 2.3.8Taxes and Assessments.  Manager shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other similar charges that are or may become liens against the Property and shall recommend payment (or, if reasonable, appeal as in its reasonable judgment it may decide).  Manager shall include the obligation to make such payment in the Operating Budget and otherwise use reasonable efforts to cause such bills to be paid in such time as to avoid penalty for late payment or to permit the Company and Owner to take advantage of discounts.  If the Company directs Manager to make payment, Manager shall pay, at the sole cost and expense of the Company, all real estate and personal property taxes and assessments levied or assessed against the Property or personal property used in connection therewith, such payments to be made in each case so as to avoid the imposition of additional interest, penalties or other charges for the late payment thereof (or if the Company directs, so as to obtain any available discount), and shall furnish the Company with receipted bills therefor, if received by Manager.  Manager agrees to pursue appeals of real estate and personal property taxes and assessments affecting the Property, if so directed by the Company.

SECTION 2.3.9Business License.  Manager shall promptly notify the Company of, and at the Company’s sole cost and expense, cause the issuance of, any necessary business licenses and permits in the name of Owner or the Property, provided, however, the foregoing shall not apply to any license or permit required to be obtained or maintained by Manager, to permit Manager to perform its obligations hereunder, which license or permit shall be obtained by Manager at Manager’s sole cost and expense.

SECTION 2.3.10Inventories and Supplies.  Manager agrees to supervise and purchase, or arrange for the purchase of, at the Company’s sole cost and expense (subject to the approved Budgets (subject to Permitted Variances)), all inventories, provisions, supplies and operating equipment that, in the normal course of business, are necessary and proper to maintain and operate the Property in a manner applicable to buildings of a nature similar to the Property.  Manager shall pass through to Owner all “bulk” discounts (or Owner’s pro rata share, if applicable) received by Manager in connection with such purchases.

SECTION 2.3.11The Condominium Unit Sales.  Manager shall oversee the marketing and sale of Condominium Units at the 77 Greenwich Property in accordance, in all material respects, with the terms of the Budget (subject to Permitted Variances), the Condominium Documents and any applicable loan documents encumbering the 77 Greenwich Property.  In connection therewith, Manager shall advise the Company regarding the retention of an Exclusive Listing Agent and, if requested by the Company, Manager shall assist the Company in the negotiation of an Exclusive Listing Agreement with such Exclusive Listing Agent.  Upon retention of an Exclusive Listing Agent, Manager shall supervise such Exclusive Listing Agent (and Manager’s obligation under this Section 2.3.11 shall be limited to supervision, coordination and monitoring of such Exclusive Listing Agent).  All agreements in respect of Condominium Unit sales shall comply with the terms of the Condominium Documents and applicable Requirements.  Any material modification to any Condominium Unit sale agreement shall require the Company’s prior written consent; provided, however, any modifications or amendments to any Condominium Unit sale agreement expressly permitted under the 77 Greenwich Mortgage Loan Documents without the consent of the related Third Party Lender shall not require the consent of the Company hereunder.  Without limiting the foregoing, Manager shall (a) not permit the modification of the Exclusive Listing Agreement without the Company’s prior written consent (such consent to be granted or withheld by the Company in its sole and absolute discretion), and (b) terminate the Exclusive Listing Agreement upon the Company’s request (subject to the terms of the Exclusive Listing Agreement).

SECTION 2.3.12Repairs and Maintenance.  At the sole cost and expense of the Company, and in accordance with the approved Budgets (subject to Permitted Variances), Manager agrees to use commercially reasonable efforts to keep the Property, including all equipment and systems, in good order and repair, in a manner applicable to buildings of a similar nature to the Property, in clean and sightly condition, and in compliance with all Requirements, and to supervise the making of, all repairs that are the obligations of Owner to Tenants and all repairs, maintenance, decorations, replacements, substitutions, improvements and additions to the Property necessary or desirable for keeping the Property in such condition.  Where appropriate for the work required, or as otherwise required hereunder, Manager shall submit proposed expenditures to a competitive bidding process.  The applicable provisions of Section 2.3.13 shall apply to all repairs, maintenance, decorations, replacements, substitutions, improvements and additions to the Property.

SECTION 2.3.13Construction and Renovation.  Manager acknowledges and agrees that (i) Work may from time to time be required to be performed at the Property or be requested to be performed thereat by Owner and (ii) subject to payment by Owner to Manager of an additional fee agreed to by the Company and Manager in their sole discretion (excluding the current ongoing 77 Greenwich Construction Work), Manager shall coordinate such Work pursuant to this Agreement.  In connection with the Work, Manager shall monitor the design and construction of such Work, including, but not limited to, in each case, consistent with past practice: scheduling meetings between space planners and Tenants (or prospective Tenants); to the extent required, obtaining the Company’s or Tenants’ written approval of working drawings; coordinating and directing pre-bid conferences with contractors; establishing a project time schedule; administering and coordinating job site construction meetings as necessary to ensure the timely flow of information among Tenants, space planners and contractors (as applicable); obtaining and reviewing all necessary lien releases; reviewing all payment requests pursuant to the contract documents; inspecting the construction of the improvements; assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; conducting final walk-throughs with Tenants, space planners and contractors; obtaining Tenants’ written acceptance and acknowledgment of the substantial completion date of the improvements; assisting in the preparation of a final punchlist which itemizes all work needed to be completed or requiring repair or adjustment; and obtaining from contractors, subcontractors, material suppliers or other consultants all such guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the tenant improvements.  Without limiting the generality of the foregoing, in connection with any Work (other than the current ongoing 77 Greenwich Construction Work), Manager shall, consistent with past practice:

(a)cause to be prepared, and review, plans and specifications (at the Company’s sole cost and expense to the extent Manager incurs any out-of-pocket, third-party expenses in connection with such plans and specifications);

(b)obtain the Company’s prior written approval for all Work, except for Work expressly contemplated by the then-approved Budgets and that does not require the consent of any lender of the Owner or any other Subsidiary (it being acknowledged that, as a convenience to both Manager and the Company, Manager may request that the Company waive approval of drawings and other details in respect of any particular Work);

(c)review, negotiate and advise the Company on Construction Agreements; provided, however, all Construction Agreements, and all renewals, modifications and amendments to Construction Agreements, and all change orders in connection therewith, shall, unless otherwise determined by the Company, be executed by Owner and Manager shall have no power or authority to execute or approve any of the foregoing; provided, further, however, Manager shall have the right to approve change orders if (i) such change order does not change the general intent of the Work, and (ii) such change order does not result in an increase in the cost of the applicable Work by more than the greater of $25,000 or five percent (5%) (for the purpose of this five percent (5%) calculation, such calculation to include all previous change orders approved by Manager without the Company’s consent) and upon request made by the Company, Manager shall deliver to the Company copies of all Construction Agreements and any modifications or renewals thereof or change orders issued thereunder;

(d)if the cost of any contract for Work that is to be performed is expected to exceed $50,000, require competitive bidding for the performance of such Work (in a manner consistent with general industry standards), accept third-party bids therefor, and review the bids with the Company and advise the Company which bid to accept;

(e)if requested, prepare loan disbursement requests with all requisite back-up documentation in order to obtain payment for the Work;

(f)be responsible for, and obtain the Company’s approval for, all filings and applications for permits, certificates and other similar approvals or documentation with all authorities having jurisdiction over the Property or Work;

(g)consult with and advise the Company about, and obtain the Company’s approval with respect to, the types and coverage limits of insurance to be required of the Professionals, which coverage shall comply with the provisions of Article VIII;

(h)act as construction manager (as such term is commonly understood in the construction industry), but in any case including the following responsibilities: assist the Company in defining the scope of work; assist in preparing and reviewing plans and specifications, including attendance at meetings with architects and engineers; solicit bids; coordinate schedule, ordering, and deliveries; supervise job; regularly inspect work; review draw requests and make recommendations for payment; keep the Company informed of the status of the job; and make recommendations regarding payment) and supervise and monitor the performance of the Professionals and the overall progress of the Work;

(i)during the performance of any Work, certify to the Company, when requested, that, to Manager’s knowledge, such Work is being performed in accordance with the provisions hereof and, if applicable, in compliance with the plans and specifications therefor;

(j)inform the Company of the commencement of any Work, provided, however, Manager may undertake minor Work at the Property without notification to the Company if (i) the cost of such Work does not exceed $10,000, (ii) such Work is minor in nature, and (iii) the expenditure by Manager is included within an approved Budget; and

(k)use commercially reasonable efforts to obtain waivers of lien from all contractors, subcontractors, and materialmen involved in the performance of any Work and the materials furnished in connection therewith, as soon as same may be obtained under applicable Requirements.

Notwithstanding the foregoing provisions of this Section 2.3.13, in the event that a third party retained by or with the approval of the Company (it being understood that Gilbane Residential Construction, LLC is approved by the Company with respect to the 77 Greenwich Construction Work that is ongoing as of the Effective Date) is then responsible for any or all of the foregoing construction management obligations, then Manager’s obligation under this Section 2.3.13 shall be limited to the supervision, coordination and monitoring of the party performing such construction management duties and in such event Manager shall be obligated to perform such supervisory, coordination and monitoring services in a manner commensurate with the supervision, coordination or monitoring standards as would be adopted by a prudent asset manager.

With respect to the current ongoing 77 Greenwich Construction Work, Manager shall be required to obtain the prior written consent of the Company prior to (i) making any amendment, modification or other change to the scope of the 77 Greenwich Construction Work or any applicable Construction Agreements which would require the Manager, the Company or the Owner to enter into a change order in connection therewith, (ii) any amendment, modification or other change to the plans and specifications with respect to such 77 Greenwich Construction Work that would increase the applicable budget for such work by more than $50,000, or (iii) taking any action with respect to the matters described in that certain letter, dated December 14, 2023, from the 77 Greenwich Owner to Gilbane Residential Construction, LLC and Westchester Fire Insurance Company regarding the 77 Greenwich Property and certain breaches of the construction management agreement and surety bonds described therein, and any potential rights and remedies of the 77 Greenwich Owner in connection with such matters.

SECTION 2.3.14Notification of Significant Events or Circumstances.  After obtaining actual knowledge thereof, Manager shall promptly notify the Company and the Company’s and Owner’s insurer as required (which notice shall be accompanied by copies of supporting documentation to the extent in Manager’s possession) of any material fire, accident or other casualty, any notice of any material Violations, condemnation proceedings, any material defect in the Property known to Manager, rezonings, lawsuits or material violations of the terms of any Lease, insurance policy, security agreement or other agreement affecting the Property.  After obtaining actual knowledge thereof, Manager shall investigate and make a customary written report as to all accidents or claims for damages relating to the ownership, operation and maintenance of the Property.

SECTION 2.3.15Damage and Destruction.  Manager will promptly report and forward to the Company information regarding any casualty affecting the Property of which Manager is aware.  In connection with any such casualty, Manager will take such actions in connection therewith as are reasonably approved or reasonably requested by the Company.  Manager agrees to notify, after Manager has obtained actual knowledge thereof, (a) the Company and any applicable insurance carrier of insurance required under Section 8.2 of any personal injury or property damage occurring to or claimed by any Tenant or third party with respect to the Property and (b) the Company of any disclaimer of coverage by any insurance carrier, and to promptly forward to the Company any summons, subpoena, or legal document served upon Manager relating to actual or alleged potential liability of Owner, the Company, any Subsidiary, Manager or the Property promptly upon Manager’s receipt thereof.

SECTION 2.3.16Condemnation Proceedings.  After Manager’s receipt thereof, Manager will promptly report and forward to the Company any notices or pleadings received by Manager in connection with any condemnation or eminent domain proceedings with respect to the Property or any other action or proceedings affecting the Property.  Manager shall not have any authority to agree to any settlement with any condemning authority or other governmental body in connection with any condemnation or eminent domain proceeding or to endorse any settlement document or instrument with any such condemning authority or governmental body issuing any award in connection therewith.

SECTION 2.3.17Insurance Proceeds and Condemnation Awards.  After the Company receives notice from Manager of a casualty or a condemnation affecting the Property, the Company will advise Manager of the Company’s requirements in connection with such casualty or condemnation, including, without limitation, whether the Company desires to use the Insurance Proceeds and/or Condemnation Awards arising therefrom for the restoration of the Property or whether the Company desires to retain such Insurance Proceeds and/or Condemnation Awards, and give direction for the handling of such funds on a case by case basis.  If the Company determines to use Insurance Proceeds and/or Condemnation Awards for restoration, then Manager shall make arrangements for the restoration of the Property as specified below.  If the Company determines to retain such Insurance Proceeds and/or Condemnation Awards, then same shall be deposited in a Property Account in accordance with the provisions of Article VI of this Agreement.  Unless and until the Company determines to dispose of any such Insurance Proceeds and/or Condemnation Awards, Manager shall have no authority to enter into any agreement with respect to restoration or rehabilitation of the Property.  Without limiting the generality of the foregoing, in connection with a condemnation or casualty affecting the Property, Manager shall use commercially reasonable efforts to:

(a)secure a report of such casualty or condemnation as soon as practicable and provide a copy of such report to the Company with a recommendation for action;

(b)if the Insurance Proceeds and/or Condemnation Awards are to be disbursed for restoration of the affected asset, enter into an agreement with a third party to cause such restoration to be completed, which agreement will generally provide for such third party to cause the work to be completed on terms that provide for inspection of progress as the work is completed, customary retainage, confirmation that authorized restoration has been completed before disbursement is made, and confirmation that all bills for labor and materials in restoration have been, or will be paid, out of the Insurance Proceeds and/or Condemnation Awards; and

(c)do such other things, subject to the Company’s prior written approval, as Manager reasonably determines are necessary or appropriate to administer and resolve such claims.

Manager shall not have any authority to agree to any settlement with any insurance company in connection with any casualty or to endorse any casualty loss draft or other settlement document or instrument with the insurance company issuing any proceeds in connection therewith.

SECTION 2.3.1877 Greenwich Condominium Board.  Until replaced by the Company or the 77 Greenwich Owner in accordance with the Condominium Documents, the Manager shall use commercially reasonable efforts to cause the employees of Manager currently appointed to the board of managers of the Condominium (the “TPH Board Members”) to continue to serve in such capacity during the period of such employee’s employment; it being understood that if there are any vacancies with respect to the TPH Board Members, the Manager shall fill each such vacated board seat in accordance with the Condominium Documents, subject to the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, the Company and the Manager agree that if, in the Manager’s reasonable discretion, the Manager has no employees available to fill any such vacated board seat, then the Manager shall have no further obligation pursuant to this Section and the Company shall appoint an individual to fill such vacated board seat in the Company’s sole discretion.  Notwithstanding anything to the contrary set forth in this Agreement or the Company’s Operating Agreement, the Manager shall use commercially reasonable efforts to ensure that any consent, approval, vote or other action proposed to be taken by any TPH Board Member pursuant to the Condominium Documents that, if taken by the Manager would require the Company’s prior written consent pursuant to the terms of this Agreement, shall not be taken without the prior written consent of the Company.

SECTION 2.3.19Responsible Contractor Policy.  If requested by the Company, Manager shall use commercially reasonable efforts to solicit proposals from Responsible Contractors with respect to (a) Service Contracts, (b) any supply, maintenance, repair, construction or other contract with respect to the Property, and (c) contracts or agreements in connection with the performance of any Work, that, in each such instance, involve $25,000 or greater, individually or annually, as applicable (with such dollar amount referring to the total project value of the services being contracted for pursuant to the applicable contract or agreement (and not disaggregation by trade or task)).  Upon request made by the Company, Manager shall (i) maintain a list of Responsible Contractors (e.g., names, addresses and telephone numbers) in the market where the Property is located, and (ii) maintain a list of Responsible Contractors that have been retained in accordance with this Agreement and all documentation related to such retention.  To the extent that a Responsible Contractor is retained in accordance with this Agreement, Manager shall provide in the contract or agreement entered into with such Responsible Contractor that such Responsible Contractor shall provide such documentation related to the Responsible Contractor as is reasonably required by the Company, including, without limitation, a Responsible Contractor self-certification on a form reasonably approved by the Company.

SECTION 2.3.20237 11th Litigation.  Manager shall use commercially reasonable efforts to diligently assist the Company and its Affiliates in connection with the prosecution of the 237 11th Litigation with a view towards maximizing the recovery of the Company’s and its affiliates’ damages incurred in connection with the facts that resulted in such litigation.  No compromise or settlement of the 237 11th Litigation shall be entered without the Company’s prior written consent, such consent to be granted or withheld in the Company’s sole and absolute discretion.  Manager shall promptly report and forward to the Company any notices, pleadings, filings, or other communications of any type or nature received by Manager in connection with the 237 11th Litigation.  Without limiting the foregoing, Manager shall: (a) consult with and seek the Company’s prior written approval (such approval to be granted or withheld in the Company’s sole discretion) in connection with (i) any material action to be taken in connection with the 237 11th Litigation, including, without limitation, the preparation, delivery, service, and/or filing of any material pleadings, briefs, motions, memoranda, agreements or stipulations; (ii) any material determinations regarding legal strategy in the 237 11th Litigation; and (iii) any expenditure that is not contemplated by the 237 11th Litigation Budget; (b) adhere in all respects to the 237 11th Litigation Budget (it being agreed that any modification thereto shall require the Company’s prior written consent, such consent to be granted or withheld in the Company’s sole discretion); (c) provide the Company with an opportunity to be present at all depositions and/or court appearances relating to the 237 11th Litigation; and (d) upon the Company’s request replace counsel with attorneys acceptable to the Company in its sole and absolute discretion.

SECTION 2.3.21Property Manager.  Notwithstanding the foregoing provisions of this Article II, in the event that a third party Property Manager retained by or with the approval of the Company is then responsible for any or all of the obligations described in this Article II, then Manager’s obligation under this Article II shall be limited to the supervision, coordination and monitoring of such Property Manager and in such event Manager shall be obligated to perform such supervisory, coordination and monitoring services in a manner commensurate with the supervision, coordination or monitoring standards as would be adopted by a prudent asset manager.

SECTION 2.4.Restrictions on Duties.  Notwithstanding anything to the contrary contained in this Agreement, the Manager and the Company agree that, to the fullest extent permitted by the Delaware Limited Liability Company Act, Del Code, title 6, Sections 18-101, et. seq., as amended from time to time, the Manager shall not have any duties or obligations (including fiduciary duties) to the Company, its members, or any other Person except as expressly set forth in this Agreement.

ARTICLE III

LIMITATIONS ON AUTHORITY OF MANAGER

SECTION 3.1.General Construction of Agreement.  Manager and the Company agree that the authority of Manager to act on behalf of the Company is to be construed so that unless such authority is specifically granted pursuant to the terms and provisions of this Agreement, then it is the intention of the parties for Manager not to have authority to act on behalf of the Company or to bind the Company to any obligation to any third party.  Any action taken by Manager that purports to bind the Company in contravention of the foregoing, shall be void and without effect.  To the fullest extent permitted by law, no third party shall be entitled to take a position that the Company is bound to or obligated to such third party based on the actions of Manager purporting to act on the Company’s behalf unless this Agreement specifically grants Manager the ability to so act.

SECTION 3.2.Specific Limitations on Authority.  Without limiting the generality of the foregoing provisions of this Article III, listed below are specific authorities that the Company is withholding from Manager unless superseded by written permission from the Company:

(a)The execution of any Service Contract or other contract or agreement, or any amendment or modification of any Service Contract or other contract or agreement.

(b)The expenditure of any sum by Manager not specifically included within the approved Budgets (subject to Permitted Variances), except as provided in Section 2.3.7.

(c)The making of any political contribution in the name of the Company or any Subsidiary, on behalf of the Company or any Subsidiary, or in connection with the Property.

(d)Without limiting the terms of Section 2.3.20, the taking of any action in connection with the 237 11th Litigation.

SECTION 3.3.Effectiveness of Approval not to be Implied.  Manager specifically acknowledges that, except as expressly set forth herein, in no event shall the failure of the Company to respond to any request for approval made by Manager be deemed to be the Company’s approval of such matter.

ARTICLE IV

EXPENSES AND OTHER OBLIGATIONS OF THE COMPANY

SECTION 4.1.General Expenses of Manager to be Paid by Company.  Except as otherwise expressly provided herein, the Company shall pay all reasonable out-of-pocket expenses incurred by Manager in connection with the performance of its obligations under this Agreement (it being understood and agreed, without limiting the generality of the foregoing, that expenses set forth in the approved Budgets (subject to Permitted Variances) shall be deemed to be “reasonable”).  To the extent expenses of the Property can be passed on to Tenants, considering Lease terms, Manager shall so pass on such expenses and the amounts so collected shall be treated as Rents.

SECTION 4.2.Specified Expenses to be Paid by Manager.  Notwithstanding the foregoing provisions of this Article IV, the following expenses or costs incurred by Manager shall be at the sole cost and expense of Manager and shall not be reimbursable or paid by the Company or Owner:

(a)cost of gross salary and wages, payroll taxes, insurance, worker’s compensation, union dues, vacation and other benefits of Personnel not covered in the approved Operating Budget (subject to Permitted Variances);

(b)general accounting, bookkeeping and reporting services required hereunder to be provided by Manager in the normal course of its business in connection with its management of properties;

(c)political or charitable contributions;

(d)cost of advances made to Personnel, which advances at any time exceed repayments thereof theretofore made by Personnel;

(e)the cost of travel and meals of Personnel;

(f)any expenses not specifically approved in the approved Operating Budget (subject to Permitted Variances) or the approved Capital Budget (subject to Permitted Variances), or otherwise specifically approved by the Company as an expense of the Company, either herein or elsewhere, in writing;

(g)Manager’s overhead, general and administrative costs and expenses, other than such costs incurred in connection with Personnel covered in the approved Operating Budget (subject to Permitted Variances); or

(h)any expenses of Manager incurred by reason of, arising out of, or in connection with, any grossly negligent or bad faith act or omission or any willful misconduct of Manager, any Personnel, or Manager’s representatives or other employees, or any action taken by Manager, any Personnel, or Manager’s representatives or other employees outside the scope of the authority granted hereunder or in breach of Manager’s obligations hereunder or with respect to which Manager is obligated to indemnify the Company pursuant to Section 8.6 below.

ARTICLE V

BUDGETS AND REPORTS

SECTION 5.1.Budgets.

(a)Manager agrees to prepare at least annually, and submit to the Company for its approval on or before (x) December 15 with respect to the 237 11th Property and (y) August 15 with respect to the 77 Greenwich Property, of each calendar year, a proposed budget for the operation of the Property for the succeeding calendar year (the “Budget”).  The Budget shall consist of an operating budget (the “Operating Budget”) and a capital improvements budget (the “Capital Budget”).  The Operating Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated income and expense (on a GAAP basis).  The Capital Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated capital expenditures (actual expenses for improvements, repairs, replacements and alterations which, according to generally accepted accounting principles, consistently applied, are required or permitted to be capitalized and amortized over time, rather than expenses in the year paid or incurred).

(b)Manager agrees not to make expenditures for the operation and maintenance or improvement of, or otherwise relating to, the Property in any fiscal year except within the categories and amounts contained in the Budgets for that year previously approved in writing by the Company, unless (i) such expenditure constitutes a Permitted Variance, (ii) such expenditure is specifically authorized under any of the other provisions of this Agreement or (iii) Manager first obtains the Company’s written approval of such expenditure.  In addition, during each calendar year, upon obtaining actual knowledge thereof, Manager shall inform the Company of any significant increases or decreases in costs and expenses or revenues that were not foreseen during the Budget preparation period and thus were not reflected in the Operating Budget or the Capital Budget.

(c)If the Company shall fail to approve an Operating Budget and/or a Capital Budget for any calendar year before the first day of such year, then Manager shall continue to manage, maintain, supervise, direct and operate the Property in accordance with the Operating Budget or the Capital Budget for the immediately preceding calendar year until the Company approves the new Operating Budget and/or Capital Budget; provided, however, the existing approved Budgets will automatically be adjusted for such ensuing calendar year to properly account for changes in real estate taxes, insurance premiums and utility charges, and with respect to all other expenditures, be adjusted by multiplying the amount set forth in such portion of the Budgets by the then-applicable CPI Increase, subject to a maximum annual increase of five percent (5%) in the aggregate.

(d)Manager reasonably promptly shall prepare or provide other or further information, reports, projections or documents relating to the management, operation or maintenance of the Property as the Company may from time to time reasonably request.

(e)Manager shall submit to the Company from time to time, but not less frequently than quarterly by the date which is thirty (30) days after the end of each calendar quarter, proposed revisions to the Budgets for the Company’s approval.

(f)Notwithstanding anything herein to the contrary, the Company shall have the right from time to time to require Manager to amend the then-applicable Operating Budget (and any line item contained therein) in order to reflect any revisions to such Operating Budget as are required by the Company in its sole discretion, including, without limitation, revisions intended to reduce general and administrative expenses of the Company, the Owners, any other Subsidiaries, and the Property.

SECTION 5.2.Reports.

(a)Within fifteen (15) days after the end of each month (commencing on the fifteenth (15th) day of the first full calendar month after the Effective Date), Manager shall furnish to Owner management reports in the format shown on Exhibit D attached hereto and made a part hereof or such other format as the Company may reasonably request (the “Monthly Statements”).

(b)Additionally, Manager shall (i) on or before January 15 of each calendar year provide to the Company and the Company’s accountants a completed reporting template in the form shown on Exhibit E attached hereto and made a part hereof for the immediately prior calendar year together with the information required to be submitted pursuant to such reporting template (the “Year-End Reporting Template”), and (ii) reasonably assist the Company, the Company’s accountants, and a firm of certified public accountants or other auditors approved by the Company (the “Approved Auditor”) in obtaining the final sign-off by such Approved Auditor on or before January 30 of such calendar year of such completed Year-End Reporting Template (including, without limitation, providing information to the Company’s accountants and the Approved Auditor as is requested to assist them in granting such final sign-off, making any year-end audit adjustments to such completed Year-End Reporting Template that are determined to be necessary or appropriate by the Company’s accountants and/or the Approved Auditor and otherwise taking such steps and providing such information as is reasonably requested by the Company, the Company’s accountants, or the Approved Auditor in connection with their review and approval of the Year-End Reporting Template and any adjustments thereto).  In addition, Manager shall cooperate with the Company’s accountants in the preparation of annual financial statements in a manner acceptable to the Company.

SECTION 5.3.Annual Audits.  Manager shall, within ninety (90) days (or such shorter period as is required under any applicable loan documents to which the Company, any Owner or any other Subsidiary is subject) after the end of each fiscal year, have an audit of the books and records of the Property made by the Approved Auditor, which audit shall be certified as to the fairness of the presentation of such financial statements and notes and the preparation thereof in accordance with an accrual basis of accounting used for U.S. GAAP purposes, unless otherwise determined by the Company.  Manager shall (a) reasonably assist the Company, at the Company’s request, in obtaining information necessary for the Company’s tax advisors to prepare the Company’s tax returns and (b) furnish the Company with a report setting forth in such detail all data and information regarding the business of the Property as shall be required to enable the Company to prepare its federal, state and local income tax returns.  The expense of the annual audit and tax return preparation shall be an expense of the Company.

SECTION 5.4.Additional Audit.  For each calendar year during the Term, the Company shall have the right to cause the Company’s auditors to prepare a written report (“Audit Report”) and internal control letter at the Company’s sole cost and expense, stating whether the statement of the various fees payable to Manager hereunder and/or costs incurred under third-party contracts paid for by Manager during the fiscal year was inaccurate in any respect, and if so, specifying the inaccuracies and the effect of such inaccuracies on any amounts previously paid to Manager.  If any Audit Report reflects any inaccuracies which reveal that Manager is entitled to receive greater or lesser amounts from the Company, within thirty (30) days after receipt of such Audit Report, Manager will pay the Company, or the Company will pay Manager, as the case may be, the amount required to restore the parties to the position they would have been in absent such inaccuracies, excluding amounts under dispute.

ARTICLE VI

BANK ACCOUNTS AND DISBURSEMENT OF FUNDS

SECTION 6.1.Creation and Maintenance of Operating Account and Reserve Account.  Concurrently with the execution and delivery of this Agreement, (i) Manager shall cause to be established the Operating Account and (ii) the Company shall have the right, but not the obligation, to cause to be established the Reserve Account.  The Company shall have the right from time to time to (x) direct Manager to change the Operating Account Institution to another institution selected by the Company (in which event Manager shall promptly comply with the Company’s direction) and/or (y) change the Reserve Account Institution.  Manager shall inform the Operating Account Institution in writing that any funds in the Operating Account are held in trust for the Company.  The Operating Account shall not be commingled with any other funds of Manager.  Manager shall notify the Company of the establishment, title, and number of the Operating Account.  The following provisions shall apply with respect to the Property Accounts:

(a)The Company and Manager shall be signatories on the Operating Account; provided, however, that the following provisions shall apply with respect to the Operating Account and signatories therefor:

(i)Manager shall draw on the Operating Account solely to pay for expenses in amounts that are included within an approved Budget with Permitted Variances therefrom or as otherwise expressly permitted hereunder;

(ii)Manager shall not draw on the Operating Account to reimburse itself for any payment advanced by Manager or to pay itself or any of its Affiliates any fee or compensation without first obtaining the prior written consent of the Company; provided, however, Manager may withdraw funds to pay itself fees and compensation that is due and payable hereunder so long as Manager accounts for such payments in the Monthly Statements;

(iii)Manager shall have the right to execute checks, withdrawals or wire transfers in an amount equal to or less than Ten Thousand Dollars ($10,000) without prior authorization of the Company (provided (x) such amounts are used for purposes consistent with this Agreement, (y) such right shall be subject to an annual aggregate cap equal to One Hundred Thousand Dollars ($100,000) and (z) notwithstanding anything herein to the contrary, the Company’s approval and authorization shall not be unreasonably withheld, conditioned or delayed in the event Manager is executing checks, withdrawing or transferring wires for expenditures expressly set forth on the approved Budget (subject to Permitted Variances));

(iv)Manager shall obtain prior written authorization from the Company’s Designated Representative (subject to subclause (iii)(z) above) for any checks, withdrawals or wire transfers (A) that are, individually, in an amount greater than Ten Thousand Dollars ($10,000) or (B) that are, in the aggregate with all prior checks, withdrawals or wire transfers executed by Manager in the applicable calendar year, in an amount greater than One Hundred Thousand Dollars ($100,000), and, in each case, shall follow the following procedures in order to obtain such approval:

(A)Manager shall send an email to the Company’s Designated Representative, which email shall include (x) the amount of the check, withdrawal or wire transfer requested, (y) when such funds are being paid; and (z) the purpose(s) for which the funds shall be used (including, without limitation, to whom and for what services such funds are being paid);

(B)if the Company’s Designated Representative (x) approves such request, Manager shall have the right to execute such checks, withdrawals or wire transfers in the amount requested and for the purpose(s) requested, (y) approves an amount different from what was requested by Manager, then Manager shall have the right to execute such checks, withdrawals or wire transfers up to the amount approved by the Company’s Designated Representative and for the purpose(s) requested or (z) disapproves such request, Manager shall not have the right to execute such checks, withdrawals or wire transfers; and

(C)in no event may Manager rely on any verbal authorization from the Company’s Designated Representative or any other person in connection with obtaining approval under this clause (iv);

(v)there shall not be any restriction on the right of the Company to draw on any Operating Account;

(vi)all Manager Signatories shall be covered by the fidelity bond or Commercial Crime Insurance policy required to be obtained by Manager pursuant to Section 8.4 hereof;

(vii)The Company shall have the right to pay any third parties directly based on invoices received by Manager or the Company;

(viii)In connection with any wire transfers permitted to be initiated by Manager in accordance with the terms and conditions of this Article VI, Manager agrees that, prior to any such initiation, Manager shall be required to independently verify and confirm with the intended recipient of such wire transfer such intended recipient’s written wire instruction account details, which verification shall require that the Manager contact such intended recipient via telephone and memorialize such conversation in writing, including the name of the person the Manager spoke to and the date and time of the such conversation;

(ix)The Company shall have the right to terminate Manager’s authority to draw checks on the Operating Account (1) pursuant to Section 10.3 hereof or (2) at any time following the occurrence of a Cause event by delivering notice of such termination to Manager; and

(x)upon request by the Company, Manager shall promptly inform the Company of the amounts contained in the Operating Account.

(b)The Company shall be the sole signatory on the Reserve Account and Manager shall have no right to draw on such account or take any other action in connection therewith.

(c)Manager shall cause all Income, to the extent such Income is actually received by Manager, to be deposited into the Operating Account no later than the Business Day following the receipt thereof by Manager.  On the last day of each calendar month or at any other date determined by Owner from time to time, Manager shall cause the Reserve Account Funds to be transferred to the Reserve Account.

(d)Manager shall cause all Insurance Proceeds and Condemnation Awards, to the extent any such Insurance Proceeds or Condemnation Awards are received by Manager, to be deposited into the Reserve Account (or in the absence of a Reserve Account, such other account as is directed by the Company) no later than the Business Day following the receipt thereof by Manager.

SECTION 6.2.Insufficient Cash Flow.  Manager shall report monthly the cash flow of the Property.  If at any time the receipt of cash received by or on behalf of Owner from the Property shall be projected to be or is insufficient to pay expenditures for the Property, then Manager shall notify the Company promptly upon obtaining knowledge thereof.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Manager be obligated to advance any of its own funds to or for the account of the Company, nor to incur any liability except to the extent that the Company shall have furnished Manager with funds necessary for the discharge thereof and Manager fails to use such funds for such discharge.  In addition to the foregoing, in the event that there is ever insufficient cash flow for Manager to operate the Property in accordance with the provisions of this Agreement, then neither the Company nor any other Subsidiary including Owner shall have any obligation to provide additional funds for such operation; provided, however, if the Company determines not to provide such additional funds for such operation, then Manager shall be relieved from its obligations under this Agreement to the extent that such unavailability of funds reasonably makes Manager unable to perform such obligations.

SECTION 6.3.Lockbox Requirement.  Notwithstanding the foregoing provisions of this Article, Manager acknowledges that Owner, in connection with a mortgage or other loan made to Owner, may be required to enter into a “lockbox” or similar agreement governing the collection, deposit and disbursement of all funds referred to in this Article VI.  If Owner enters into such an agreement and so notifies Manager, Manager agrees to comply with the provisions of such agreement and, to the extent required by the lender making such loan to Owner, to execute such agreement, provided that such compliance and execution by Manager shall not expose Manager to costs or liabilities in excess of those which Manager is otherwise required to incur hereunder.  The Company hereby agrees, notwithstanding anything to the contrary contained in this Agreement, that with respect to the 237 11th Property, Manager may delegate its ability to draw checks on the Operating Account to the applicable Property Manager, and such Property Manager may draw checks on the Operating Account, subject to, and in compliance with, the terms and provisions of this Agreement applicable to Manager, and the cash management provisions of the applicable loan documents relating to the 237 11th Property, and the Company shall reasonably cooperate with Manager’s requests regarding the foregoing.

ARTICLE VII

COMPLIANCE WITH REQUIREMENTS

SECTION 7.1.Operation in Compliance with Requirements.  Manager agrees, subject to the approved Budget (subject to Permitted Variances) and to Manager’s rights in the event of an emergency as set forth in Section 2.3.7, to use commercially reasonable efforts to operate the Property in such a manner as to comply with and abide by all applicable Requirements in all material respects.  In addition, Manager shall, subject to Manager’s receipt of sufficient funds therefor, comply in all material respects with all terms and conditions contained in all Leases, Service Contracts, agreements, contracts, loan documents and other binding obligations of Owner, the Company and each Subsidiary relating to the Property, of which Manager is aware.

SECTION 7.2.Violations of Requirements.  Subject to the approved Budget (subject to Permitted Variances) and to Manager’s rights in the event of an emergency as set forth in Section 2.3.7, Manager shall promptly use commercially reasonable efforts to remedy any Violation that comes to its attention.  As and when directed by the Company, and at the expense of the Company, Manager shall institute, in the name of the Company or Owner and using counsel approved by the Company, appropriate actions or proceedings to contest any Requirement to which such Violation relates.  Expenses incurred in remedying or contesting Violations may be paid by Manager out of the Operating Account without the Company’s approval provided such expenses do not exceed $5,000 in any one instance.

SECTION 7.3.Non-Discrimination.  Neither Manager nor anyone authorized to act for Manager, shall, in the leasing of space at the Property, the provision of service thereto, or in any other manner, discriminate against any person on the grounds of race, color, creed, religion, disability, sex or national origin.  Manager shall comply with all applicable Requirements and all laws, regulations and ordinances pertaining to the foregoing.

ARTICLE VIII

INSURANCE AND INDEMNIFICATION

SECTION 8.1.Workers’ Compensation, Commercial General Liability, Automobile and Umbrella Insurance.  Manager agrees to maintain, pay for (subject to reimbursement by the Company) and keep in full force and effect:

(a)all Workers’ Compensation affording coverage under the workers’ compensation laws of the State of New York, Employer’s Liability coverage subject to a limit of no less than $1,000,000 each employee, $1,000,000 each accident and $1,000,000 policy limit, or similar insurance required with respect to Personnel who are employed in connection with the performance of its obligations under this Agreement;

(b)a policy of Commercial General Liability insurance with a limit for bodily injury and property damage of $1,000,000 per occurrence, products/completed operations coverage with limits of $1,000,000 per occurrence/aggregate, personal injury coverage with the limit of $1,000,000 per occurrence and $2,000,000 general aggregate per location;

(c)a policy of Automobile Liability insurance for Bodily Injury and Property Damage in the amount of $1,000,000 combined and covering all owned (if applicable), non-owned and hired vehicles; and

(d)a policy of Umbrella Liability insurance for the total limit purchased by Manager but not less than the $5,000,000 limit excess coverage over Employer’s Liability, Commercial General Liability & Automobile Liability limits requested above.

The above policies shall be written on an occurrence basis.   Any deductibles or self-insured retention shall be the responsibility of Manager, such insurance shall be excess of and not contribute with any coverage provided by the Company or Owner; and such other insurance, in such forms and amounts as may be reasonably requested by the Company.  Manager shall furnish the Company with certificates evidencing such insurance, which certificates shall have attached thereto endorsements that the Company shall be given at least thirty (30) days’ prior written notice of cancellation of such policies (or ten (10) days’ prior written notice for non-payment of premium).  The Company, all Company Exculpated Parties and all representatives and lender(s) of Owner or any applicable Subsidiary shall be covered as an Additional Insured in all such insurance policies (except Workers’ Compensation) maintained by Manager with respect to the Property.  All above policies shall be written with insurance companies authorized to do business in the State in which the Property is located and rated no lower than A:X in the most current edition of A.M. Best’s Property-Casualty Key Rating Guide.

SECTION 8.2.Casualty, Commercial General Liability and Other Insurance; Insurance Requirements.  If requested in writing by the Company, to the extent reasonably available, Manager agrees to provide and maintain, at the Company’s sole cost and expense, insurance sufficient in the Company’s sole judgment to furnish to the Company coverage as determined by the Company for the Property.  Such insurance shall include, but may not be limited to the insurance set forth on Exhibit F attached hereto and made a part hereof .

SECTION 8.3.Insurance Requirements.  All insurance maintained pursuant to this Article VIII shall be in compliance with the provisions of Exhibit F attached hereto and made a part hereof, and Manager shall use commercially reasonable efforts to take such actions and perform such services with respect to such insurance as is set forth on such Exhibit F.

SECTION 8.4.Fidelity Bond/Commercial Crime; Real Estate Managers Errors and Omissions and Employment Practices Liability.  Manager agrees to maintain, at Manager’s sole cost and expense, and keep in full force and effect, (a) either fidelity bond coverage or Commercial Crime Insurance on all Personnel, and all of Manager’s employees, agents, officers and directors who are involved in, or employed in connection with, the performance of Manager’s Obligations, which coverage shall, in either case, be in a dollar amount no less than $1,000,000, (b) a Real Estate Managers Errors and Omissions policy of insurance in form reasonably satisfactory to the Company and in a dollar amount no less than $1,000,000 and (c) an Employment Practices Liability policy including third party liability in a dollar amount no less than $1,000,000 with the Company, Owner and each Subsidiary included as an additional insured.

SECTION 8.5.Third Party Insurance.  Manager shall monitor the insurance coverage of all Professionals, which shall be, at the Professional’s expense, of the following types and minimum amounts, if applicable to the activities of such Professional:

(a)Workers’ Compensation insurance in accordance with all applicable laws;

(b)Employer’s Liability insurance in a minimum amount of $1,000,000 each accident; $1,000,000 disease, policy limit; $1,000,000 disease, per employee;

(c)Commercial general liability insurance naming the Company, Owner, each Subsidiary and their respective lender and Manager as additional insureds.  Contractors, except as noted below, will provide coverage in an amount of at least $5,000,000 per occurrence and aggregate; provided, however, in the event that such coverage is unobtainable, Contractor shall provide coverage in such other amount as approved by Manager, but in no event shall such amount be less than $3,000,000 all contractors’ policies to be broad form, include contractual liability, personal injury protection and completed operations coverage.  Umbrella/Excess liability insurance may be utilized to achieve the above limits;

(d)Automobile Liability in a minimum amount of $1,000,000 for all vehicles owned, hired and non-owned by the contractor or subcontractor and brought onto the Property;

(e)Property insurance coverage for tools and equipment brought onto and/or used on the Property by the contractor or subcontractor in an amount equal to the replacement cost of all such tools and equipment;

(f)If applicable, professional liability in an amount not less than $1,000,000 per occurrence and in the aggregate; and

(g)If applicable, environmental liability in an amount not less than $1,000,000 per occurrence and in the aggregate.

The above policies, except professional liability, shall be written on an occurrence basis and be primary and non-contributory with any coverage provided by the Company, any Subsidiary or Owner, whether collectible or not.   The Professional shall furnish the Company with certificates evidencing such insurance, which certificates shall have attached thereto an additional insured endorsement.   All above policies shall be written with insurance companies authorized to do business in the state in which the Property is located with a rating by Best’s Insurance Rating Guide of at least A-:VIII.  Manager must obtain the Company’s prior consent in the event that it decides to waive any of the above requirements.  Manager shall obtain and keep on file a certificate of insurance and the additional insured endorsement which shows that each Professional, if required, is so insured.

SECTION 8.6.Indemnification.  Manager agrees to indemnify, defend, and save the Company and each Company Exculpated Party harmless from and against all loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements that result from (i) a claim by any third party broker for the Property or any other broker, finder or any other person, corporation or other entity asserting any claim for a commission, finder’s fee or other compensation on account of having procured a Tenant under any Lease provided that it is established in a court of law that such claim is due, in whole or in primary part, to the actions or omissions of Manager, (ii) any acts constituting theft, fraud, willful misconduct or gross negligence on the part of Manager or willful misconduct or gross negligence of Personnel and Manager’s employees, agents and/or representatives, (iii) any action by Manager in breach of this Agreement beyond any applicable notice and/or cure periods, if any, or (iv) any representation or warranty of Manager contained herein being false in any material respect.  Except for the matters covered by Manager’s indemnity set forth in this Section 8.6, the Company shall indemnify, defend and hold harmless Manager from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees, relating to the Property that results from Manager’s performance of Manager’s Obligations hereunder in accordance with the terms hereof, provided Manager:

(a)notifies the Company and any insurance carrier (as required) reasonably promptly after Manager receives notice of any such loss, damage or injury;

(b)takes no action (such as admission of liability) that bars the Company, Owner or any Subsidiary from obtaining any protection afforded by any insurance policy the Company, Owner or such Subsidiary may hold or that prejudices the Company, Owner or such Subsidiary in its defense of a claim based on such loss, damage or injury, unless failing to take such action would reasonably be expected to have a material adverse effect on Manager; and

(c)agrees that the Company shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit; provided further, that, without the prior written consent of Manager, the Company may not settle a claim against Manager on terms that (x) provide for a criminal sanction or fine against Manager, (y) admit to material liability on the part of Manager or (z) provide for injunctive or similar relief against Manager.

Nothing contained herein shall be construed as indemnifying Manager against its own theft, fraud, willful misconduct or gross negligence.

SECTION 8.7.Survival of Indemnifications.  The indemnifications set forth in this Article VIII shall survive the expiration or earlier termination of this Agreement.

SECTION 8.8.Waiver of Subrogation.  Any insurance carried by either party with respect to the Property or any occurrence thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to the occurrence of injury or loss.  Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any right or recovery against the other of injury or loss due to hazards covered by such insurance containing such waiver of subrogation.

ARTICLE IX

COMPENSATION

As its sole compensation and payment for the performance of Manager’s Obligations and duties under this Agreement, Manager shall be entitled to receive the fees set forth on the Fee Schedule attached as Exhibit C attached hereto and made a part hereof as well as any reimbursable amounts expressly provided for in this Agreement.

ARTICLE X

TERM OF AGREEMENT

SECTION 10.1.Term of Agreement.  This Agreement shall continue in force until the earliest to occur of (a) both consummation of a sale, transfer, conveyance or other disposition of the Property by Owner and the final resolution of the 237 11th Litigation, or (b) the earlier termination of this Agreement pursuant to the terms hereof.

SECTION 10.2.Termination.

(a)Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of this Section 10.2, at any time after the Effective Date, the Company shall have the right, in the Company’s sole and absolute discretion, to terminate this Agreement with or without Cause.  In order to exercise any termination right under this Agreement, the Company shall deliver a written notice of termination or removal (each, a “Termination Notice”) to Manager stating (x) that the Company has taken such action, (y) whether such termination is with Cause or without Cause and (z) the date upon which such termination shall become effective.

(b)If a Termination Notice is delivered to Manager (i) without Cause and (ii) not in connection with an End of Term Event, then this Agreement shall terminate no earlier than the date upon which Manager receives such notice; provided, however, if such termination occurs prior to the eighteen (18) month anniversary of the Effective Date, then, in addition to all amounts payable to Manager with respect to the period occurring prior to such termination date, Manager shall receive a termination payment equal to seventy-five (75) days’ payment of the Asset Management Fee, calculated based on the average Asset Management Fee paid to Manager during the immediately prior twelve (12) months.

(c)If a Termination Notice is delivered to Manager with Cause, then this Agreement shall terminate on the date specified in the Termination Notice, which date shall be no earlier than the date upon which Manager is deemed to have received such notice.

(d)If a Termination Notice is delivered to Manager and, as of the date of such Termination Notice, Matthew Messinger, or an individual or individuals with reasonably equivalent skills and abilities (as determined by Investor Member on behalf of the Company, in its reasonable discretion), shall not be employed by Manager and providing the asset management services required to be performed by Manager pursuant to this Agreement, then this Agreement shall terminate on (i) the date that is thirty (30) days after receipt of such notice or (ii) such later date as is designated by the Company in the Termination Notice.

(e)If a Termination Notice is delivered to Manager in connection with an End of Term Event, then this Agreement shall terminate on (i) the date that is thirty (30) days after receipt of such notice; provided that, if the End of Term Event is a sale of the Property and Manager was previously informed of the execution by Owner of the related purchase and sale agreement in connection with such sale, then this Agreement shall terminate concurrently with the closing of such sale, or (ii) such later date as is designated by the Company in the Termination Notice;

(f)If a Termination Notice is delivered, then Manager shall not have the right to assert that such termination is ineffective or invalid (even if Manager disputes whether or not an event of Cause exists).  For the avoidance of doubt, except as expressly set forth in this Section 10.2, Manager shall not be entitled to the payment of any compensation of any kind or nature under this Agreement for the period from and after the termination of this Agreement in accordance with the terms hereof.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this subsection (f) shall not prevent Manager from seeking or obtaining damages in connection with any dispute with the Company with respect to the existence of an event of Cause.

(g)At any time after the date that is eighteen (18) months following the Effective Date, Manager shall have the right, in its sole and absolute discretion, to terminate this Agreement upon not less than seventy-five (75) days’ prior written notice to the Company.

Notwithstanding anything in this Agreement to the contrary, if an End of Term Event occurs with respect to some, but not all, of the Properties, or an individual Property is otherwise no longer owned (directly or indirectly) by the Company or a Subsidiary of the Company (individually and/or collectively, a “Dropped Property”), then this Agreement shall automatically terminate solely with respect to such Dropped Property.  In such event, the provisions of this Agreement shall continue in full force and effect with respect to all Property other than the Dropped Property, except that the Asset Management Fee shall be reduced proportionately in an amount reasonably determined by the Company to be allocable to any Dropped Property.

SECTION 10.3.Obligations Upon Termination.  Upon termination of this Agreement for any reason or the expiration of the Term according to the terms of this Agreement, the relationship created hereby shall immediately cease and Manager shall have no further right to act for the Company or draw checks on the Operating Account or pursue any of the activities described in this Agreement and Manager shall have no further obligations under this Agreement, subject to the remainder of this Section 10.3.  In the event of termination, Manager agrees, for a reasonable period of time not to exceed ninety (90) days, to fulfill all reporting, bookkeeping and related functions hereunder (including, without limitation, continuing to (i) maintain separate and complete Records for the Property, and (ii) provide the Company and its advisors with any information and data (including a detailed report) necessary for such parties to prepare and file the Company’s federal, state and/or local income tax returns) through the period for which the Company agrees to pay Manager a management fee acceptable to Manager, which management fee shall in no event be greater than the Asset Management Fee paid hereunder (and shall be prorated, if applicable, for the number of days of any month in which Manager provides such services).  Upon termination, for a reasonable period of time not to exceed ninety (90) days, Manager shall, at the sole cost and expense of the Company, also forthwith (i) deliver to the Company, as received, any monies due the Company under this Agreement but received after such termination, (ii) to the extent in Manager’s possession, deliver to the Company (or in accordance with the Company’s reasonable instructions) all materials and supplies, keys, copies of contracts, agreements and documents, and copies of such other accounting papers, books and records pertaining to the operation of the Property and the Company as the Company may request, (iii) assign any right Manager may have in and to any existing contracts and guarantees relating to the operation and maintenance of the Property as the Company shall require, (iv) to the extent in Manager’s possession, deliver to the Company or the Company’s duly appointed agent all records, contracts, Leases, Service Contracts, receipts for deposits, unpaid bills, summary of all Leases, in existence at the time of termination and all other papers or documents that pertain to the Property or the Company, and (v) perform any other actions, or deliver any other documents, reasonably required hereunder upon termination of this Agreement, including, without limitation, for a reasonable period of time not to exceed ninety (90) days, facilitate an orderly transition of management to a new asset manager for the Company.  This Section 10.3 shall survive the expiration or earlier termination of this Agreement.

SECTION 10.4.Payment of Compensation After Termination.  Except to the extent expressly provided for in Sections 10.2(b) and 10.3 of this Agreement, Manager shall not be entitled to the payment of any Asset Management Fee or any other fee or other compensation payable after this Agreement is terminated for any reason, other than any accrued and unpaid Asset Management Fees or such other fee or other compensation with respect to the period prior to such termination.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.Entire Agreement.  This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

SECTION 11.2.Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without regard to conflict of laws principles which would cause another state’s law to apply).

SECTION 11.3.Assignability; Successors.  This Agreement and all rights hereunder shall not be assigned by the Company or Manager nor shall Manager permit a Change in Control to occur; provided, however, the Company may assign its rights under this Agreement to any Subsidiary of the Company.  This Agreement shall be binding upon and inure to the benefit of Manager and the Company and their respective permitted assigns.

SECTION 11.4.Estoppel Certificate.  Manager shall deliver to the Company within ten (10) Business Days after request from the Company, a certificate signed by a duly authorized signatory of

Manager stating that this Agreement remains in full force and effect, that, to Manager’s actual knowledge, Owner has performed its obligations under this Agreement in all material respects (or, if not, Manager shall specify the obligations that Owner has failed to perform), that Manager has performed all of its obligations under this Agreement in all material respects, and such other statements reasonably requested by the Company or any potential or existing lender.

SECTION 11.5.No Partnership or Joint Venture.  Nothing contained in this Agreement shall be deemed to constitute the Company and Manager as partners or joint venturers.

SECTION 11.6.Disclosure.  Notwithstanding anything contained herein to the contrary, other than as expressly set forth herein or in the Company’s Operating Agreement, none of (a) Manager, (b) TPH Member, (c) any Affiliate of Manager or TPH Member, (d) any direct or indirect partner, officer, director, shareholder, member, manager, employee, agent or Affiliate of Manager and/or TPH Member (including, without limitation, any Personnel), (e) any immediate family member (parent or parent-in-law, spouse, child, brother, sister, brother-in-law or sister-in-law or step-parent) of any of the foregoing parties and/or (f) any business or entity in which any of the foregoing parties holds a direct or indirect ownership interest (collectively, the “Restricted Parties” and individually a “Restricted Party”) shall receive any payment, fee, compensation or other form of consideration or remuneration of any kind or nature, either directly or indirectly, from Owner, the Company, Manager or any third party relating to the providing of materials, products and/or services to the Property and/or the Company and/or Owner, without in each instance obtaining the prior written consent of the Company (which consent may be withheld in the sole and absolute discretion of the Company).  In connection with the foregoing, Manager shall disclose to the Company for its approval any payment, fee, compensation, consideration, remuneration and/or agreement proposed to be made or entered into with any Restricted Party in writing, at least ten (10) days prior to the proposed making of such payment and/or entering into of such agreement.

SECTION 11.7.Time.  Time is of the essence with respect to this Agreement.

SECTION 11.8.Intentionally Omitted.

SECTION 11.9.Interpretation.  All headings are inserted in this Agreement only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement.  Unless the context clearly requires otherwise: (a) words such as “include,” “including,” or “such as” shall be interpreted as if followed by the words “without limitation”; and (b) any reference to an Article, Section, or other subdivision, or Exhibit or Schedule, is intended to refer to an Article, Section, or other subdivision, or Exhibit or Schedule, of this Agreement.  In the event of any inconsistency between the text of this Agreement and any Exhibit or Schedule attached hereto, the text of this Agreement shall govern.

SECTION 11.10.Representations.  In order to induce the Company to enter into this Agreement with Manager, Manager hereby represents, warrants and covenants to and in favor of the Company as follows:

(a)Manager is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and the state in which the Property is located.

(b)Manager has the requisite legal power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Manager, and no other corporate or other action on the part of Manager is necessary in order to permit Manager to consummate this Agreement or the transactions contemplated hereby.  This Agreement constitutes the valid and binding obligation of Manager, enforceable in accordance with its terms.

(c)No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required in connection with the valid execution and delivery of and compliance with this Agreement by Manager.

(d)Neither the execution, delivery or performance by Manager of this Agreement nor any of the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (i) the certificate of incorporation or bylaws of Manager (if Manager is a corporation), the partnership agreement or certificate of Manager (if Manager is a partnership), or the certificate of formation or operating agreement of Manager (if Manager is a limited liability company), (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority, or (iii) any written agreement by which Manager may be bound.

(e)Manager has not, as of the Effective Date or at any time prior thereto, (i) made a general assignment for the benefit of its creditors or (ii) admitted in writing its inability to pay its debts as they mature.  As of the Effective Date, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Manager or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property.  As of the Effective Date, there are no material claims, litigations or proceedings existing or threatened against Manager.

SECTION 11.11.Further Assurances.  The Company and Manager, at no material cost or additional material liability to Manager beyond the terms and provisions set forth in this Agreement, agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

SECTION 11.12.Third Parties.  Except as set forth in Article XII, neither this Agreement nor any provision hereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate.

SECTION 11.13.Waiver of Lien.  Manager does hereby forever waive and release, and agrees to defend, hold harmless and indemnify the Company against, any lien or claim or right to lien with respect to the Property under the statutes of the state in which the Property is located relative to mechanics’ liens, on account of labor, material or services furnished by Manager.  This Agreement does not constitute an interest in or lien upon real property.  It shall not be recorded in the public records of where the Property is located and shall not constitute or establish any basis, for claim, for filing of a lis pendens or any other notice of pendency or claim of lien.  Any such lien filed by Manager shall be null and void and without effect and Manager hereby indemnifies the Company and Owner and holds the Company and Owner harmless from any liability that the Company or Owner may incur as a result of the filing of any such lien by Manager.

SECTION 11.14.No Sales Agreement.  Subject to Section 2.3.11, Manager is not authorized to list the Property for sale or to negotiate with prospective purchasers of the Property; however, Manager shall deliver to the Company any unsolicited offers to purchase all or any portion of the Property that Manager receives.  If Owner should sell the Property or enter into an agreement with a prospective purchaser with respect to a sale of the Property, subject to Section 2.2.4, Manager shall not be entitled to any sales brokerage commission, finder’s fee or any other compensation.

SECTION 11.15.Confidentiality.  Except as may be required by applicable law, Manager shall keep confidential all information pertaining to the leasing, operation and management of the Property and all financial information pertaining to the Property and the Company and the partners or members of the Property, the Company or Owner (direct and indirect) and their Affiliates.  Except as may be required by law, Manager shall not disclose any such information without Owner’s prior written consent, which consent may be granted or denied in the Company’s sole discretion.  Notwithstanding anything to the contrary contained in this Section 11.15, Manager may disclose such confidential information (i) to the extent necessary (as reasonably determined by Manager) in connection with the provision of services under this Agreement and in all events in a manner consistent with the employee manual used by Manager, (ii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iii) to any lender or prospective lender providing financing to Owner, but only to the extent such information relates to the Property and/or the business and operations of Owner, (iv) in connection with the sale of all or any portion of the Property or the interests in Owner to a potential buyer, but only to the extent that such buyer has itself executed and delivered a confidentiality agreement in favor of Owner, in form and substance reasonably acceptable to Owner, (v) as necessary or appropriate for Manager or its Affiliates to comply with the Securities Act or the Exchange Act and applicable state securities laws, (vi) as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange, or (vii) to the extent that Manager or its Affiliate is a public company making such disclosures consistent with Manager’s or such Affiliate’s past practices that are customary for public companies; provided that, in the case of any disclosure described in the foregoing clauses (i) through (vii) made (or to be made) by Manager and/or its Affiliates: (x) neither [***] nor any of its Affiliates other than TPHS Investor LLC, the Company, the Owners and any other Subsidiary, shall be named in such disclosure without the prior written approval of the Company (which shall not be unreasonably withheld, in the case of clauses (v) and (vi)) and Manager shall deliver to the Company not less than three (3) Business Days’ prior written notice of any such disclosure that names TPHS Investor LLC, the Company, the Owners or any Subsidiary.

SECTION 11.16.No Waiver.  No consent or waiver, express or implied, by either party to any breach or default by the other party in the performance of any of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in performance by such other party of such obligation or of any party of such obligation or of any other obligation under this Agreement.  To be effective, any waiver must be in writing and be signed by the party intended to be bound thereby.

SECTION 11.17.Limitation of Recourse.  Notwithstanding anything to the contrary contained herein (i) no Company Exculpated Party shall have any liability hereunder and (ii) no Manager Exculpated Party shall have any liability hereunder.

SECTION 11.18.Special Provision Governing Owner’s Lender(s).  Notwithstanding any provision to the contrary, the Company shall have the right to collaterally assign this Agreement to a lender to secure the Company’s or Owner’s obligation to repay a loan from such lender to the Company or Owner.  Upon request, at no material cost to Manager, Manager shall provide to such lender such assurances regarding this Agreement and the Property as the lender shall reasonably request (including the subordination of this Agreement to any such loan and/or the confirmation that upon the occurrence of an event of default under any such loan, at the option of such lender, either (A) Manager will continue to perform its obligations hereunder for the benefit of such lender in accordance with the terms hereof or (B) this Agreement will be terminated by such lender without liability to such lender) and shall agree to such modifications to this Agreement as shall be reasonably requested by any such lender or by any rating agency asked to issue a rating with respect to interests relating to or secured by the Property; provided that such assurances and/or modifications do not affect the rights, obligations or liabilities of Manager under this Agreement in any material adverse respect, and do not modify the provisions of this Agreement relating to the fees or reimbursements payable to Manager in any respect adverse to Manager.

SECTION 11.19.Additional Remedies.  The rights and remedies of the parties under this Agreement shall not be mutually exclusive.  The exercise of one or more of the remedial provisions of this Agreement shall not preclude the exercise of any other remedial provisions hereof.

SECTION 11.20.Company’s Approval, Consent, Direction and Authorization.  Any reference to Company’s approval, consent, direction or authorization in this Agreement shall mean the written approval, consent, direction or authorization of the Company, which may (unless expressly provided otherwise herein) be granted or withheld in the Company’s sole discretion.

SECTION 11.21.Partial Invalidity.  If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent be invalid, unenforceable or violate a party’s legal rights, then such term, covenant, condition or provision shall be deemed to be null and void and unenforceable; however, all other provisions of this Agreement, or the application of such term or provision to persons or circumstances other than those to which are held invalid, unenforceable or violative of legal rights, shall not be affected thereby, and each and every other term, condition, covenant and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

SECTION 11.22.Prevailing Party Fees.  In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 11.22, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal and any other legal proceeding, including mediation and arbitration.  The provisions of this Section 11.22 shall survive the termination of this Agreement.

SECTION 11.23.VENUE; JURISDICTION.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE COMPANY MAY, AT ITS SOLE DISCRETION, ELECT EITHER THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, SOUTHERN DISTRICT OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.  THE PROVISIONS OF THIS SECTION 11.23 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

SECTION 11.24.WAIVER OF JURY TRIAL.  THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO

WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.  THE PROVISIONS OF THIS SECTION 11.24 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

SECTION 11.25.Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by email), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the fifth (5th) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth on Schedule I attached hereto (or to such other addresses as the parties may specify by due notice to the other):

SECTION 11.26.Counterparts; Execution by Electronic Format.  This Agreement may be executed in counterpart originals, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tie” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.  The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.

ARTICLE XII

INVESTOR MEMBER’S AUTHORITY

SECTION 12.1.Actions Taken by Investor Member.  Subject to the terms of the Company’s Operating Agreement, without limiting or impairing the rights of the Company hereunder, the Company and Manager hereby agree that any and all actions to be taken by the Company hereunder, including, without limitation, all decisions and determinations (including, without limitation, any determination related to a replacement Key Manager Employee) to be made by the Company, all directions and approvals to be provided by the Company, all information rights granted to the Company (including such information rights granted pursuant to Section 2.2.2 and Article V) and the right of the Company to terminate Manager pursuant to Section 10.2, may be taken independently by Investor Member in lieu of the Company.  Subject to the terms of the Company’s Operating Agreement, Investor Member shall (a) be entitled to exercise the rights and remedies of the Company under this Agreement and (b) not be required to consult with the Company or obtain the pre-approval of the Company prior to exercising any of its rights or remedies.  Subject to the terms of the Company’s Operating Agreement, Manager shall be entitled to rely upon any actions taken by Investor Member without the need for further inquiry, and Manager and the Company shall each be fully bound by all actions taken by Investor Member pursuant to the authority of this Section

12.1.  Notwithstanding the provisions of Section 11.12, it is intended that Investor Member shall be entitled to obtain enforcement of this Article XII.

SECTION 12.2.No Modification.  The provisions of this Article XII may not be modified without the written consent of Investor Member and any purported modification to which Investor Member is not a party shall be null and void.

SECTION 12.3.Controlling Agreement.  To the extent the terms of this Article XII conflict with any other provisions of this Agreement, the terms of this Article XII shall control.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Manager have executed this Agreement as of the Effective Date.

Company:

TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company

By:	TPHS Investor LLC, a Delaware limited liability company, its Manager

	By:	Madave Management LLC, its Manager

		By:	/s/Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

Manager:

TPH ASSET MANAGER LLC, a Delaware limited liability company

By:	/s/Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

EXHIBIT A-1

Legal Description of 77 Greenwich Property

The Condominium Units (hereinafter referred to as the “Units”) in the building (hereinafter referred to as the “Building”) known as 42 Trinity Place Condominium and by the Street Number 42 Trinity Place and 77 Greenwich Street, New York, NY, Borough of Manhattan, City, County and State of New York, said Units being designated and described as (SEE SCHEDULE A-1) in a Declaration dated as of September 27, 2019 made by TPHGreenwich Owner LLC, pursuant to Article 9-B of the Real Property Law of the State of New York (hereinafter referred to as the “Condominium Act”) establishing a Plan for Condominium Ownership of the Building and the land (hereinafter referred to as the “Land”) upon which the building is situated (which land is more particularly described below), which Declaration was recorded in the City Register’s Office on March 19, 2020 as CRFN 2020000099654, as amended and restated pursuant to the terms of that certain Amended and Restated Declaration of Condominium dated June 9, 2021 and recorded September 20, 2021 as CRFN 2021000370641 (which Declaration and Amendments (if applicable) thereto are hereinafter collectively referred to as the “Declaration”). The Units are also designated as Tax Lots (SEE SCHEDULE A-1) in Block 19 of the County of New York on the Tax Map of the Real Property Assessment Department and on the Floor Plans of the Building, certified by FXCollaborative Architects LLC on August 16, 2021 and filed with the Real Property Assessment Department on August 26, 2021 as Condominium Plan No. 2989 and also filed in the City Register’s Office on March 19, 2020 as Map No. CRFN 2020000099655 as amended by Condominium Plan No. 2989-A and also filed in the City Register’s Office on September 20, 2021 as Map No. CRFN 2021000370642 and on December 3, 2021 as Map No. CRFN 2021000475662.

TOGETHER with an undivided (SEE SCHEDULE A-1) interest in the Common Elements (as such term is defined in the Declaration).

The land area on which the building containing the unit is erected is described as follows:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place, 173 feet, 1 inch to land now or late of S. J. Callender;

THENCE westerly along the same, 70 feet 6 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 175 feet, 4-3/4 inches to a point;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING.

A-1-1

(SCHEDULE A-1)

UNIT NO.	TAX LOT NO.	% of RESIDENTIAL COMMON ELEMENTS	% of COMMON ELEMENTS
RET	1002		3.3082
14A	1001	0.7918	0.4683
16A	1008	1.2467	0.7374
19D	1023	0.9932	0.5875
20A	1024	1.2467	0.7374
20C	1026	0.9620	0.5690
20D	1027	0.9932	0.5875
21C	1030	0.9620	0.5690
22C	1034	0.9620	0.5690
22D	1035	0.9932	0.5875
23A	1036	1.2467	0.7374
23D	1039	0.9932	0.5875
24A	1040	1.2467	0.7374
24C	1042	0.9620	0.5690
24D	1043	0.9932	0.5875
25B	1045	0.6100	0.3608
25C	1046	0.9620	0.5690
25D	1047	0.9932	0.5875
26A	1048	1.2467	0.7374
26B	1049	0.6100	0.3608
26C	1050	0.9620	0.5690
27A	1052	1.2467	0.7374
28A	1056	1.4365	0.8497
28C	1058	1.3800	0.8163
30A	1062	1.4365	0.8497
30C	1064	1.3800	0.8163
31A	1065	1.4365	0.8497
32A	1068	1.4365	0.8497
32B	1069	1.0772	0.6372
32C	1070	1.3800	0.8163
33A	1071	1.4365	0.8497
33B	1072	1.0772	0.6372
33C	1073	1.3800	0.8163
34A	1074	1.4365	0.8497
34B	1075	1.0772	0.6372
34C	1076	1.3800	0.8163
35A	1077	1.4365	0.8497
35B	1078	1.0772	0.6372
35C	1079	1.3800	0.8163
36A	1080	1.6495	0.9757
36B	1081	0.9642	0.5703
36C	1082	1.3684	0.8094

A-1-2

37A	1083	1.6495	0.9757
37B	1084	0.9642	0.5703
37C	1085	1.3684	0.8094
38A	1086	1.6495	0.9757
38B	1087	0.9642	0.5703
38C	1088	1.3684	0.8094
39A	1089	1.6495	0.9757
39B	1090	0.9642	0.5703
39C	1091	1.3684	0.8094
PHA	1092	2.5753	1.5233

A-1-3

EXHIBIT A-2

Legal Description of 237 11th Property

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Brooklyn, County of Kings, State of New York bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northwesterly side of 4th Avenue and the southeasterly side of 11th Street;

RUNNING THENCE northwesterly along the southeasterly side of 11th Street, 105 feet 9 inches to a point;

THENCE TURNING and running easterly, on a line parallel with 4th Avenue, 120 feet 0 inches to a point;

THENCE TURNING and running southeasterly, on a line parallel with 10th Street, 105 feet 9 inches to the northwesterly side of 4th Avenue;

THENCE TURNING and running southwesterly along the northwesterly side of 4th Avenue, 120 feet 0 inches to the point and place of BEGINNING.

A-2

EXHIBIT B

Defined Terms

The following terms (whether or not underscored) when used in this Agreement, including its preamble, recitals, exhibits, and schedules, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“237 11th Litigation Budget” means that certain budget with respect to the 237 11th Litigation, a copy of which is attached hereto as Exhibit G, together with any modification thereto which has been approved by the Company in its sole and absolute discretion.

“77 Greenwich Construction Work” means construction of the improvements at the 77 Greenwich Property in accordance with the plans and specifications therefor, which plans and specifications are described on Exhibit H attached hereto, together with any modification thereto made in accordance with the terms and conditions of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” is defined in the preamble.

“Approved Auditor” is defined in Section 5.2(b).

“Asset Management Fee” is defined in Exhibit C.

“Audit Report” is defined in Section 5.4.

“Budget” is defined in Section 5.1(a).

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a public holiday or (iii) a day on which banks are not required to be open for business in the state of New York.

“Capital Budget” is defined in Section 5.1(a).

“Cause” shall mean any of the following occurrences:  (a) the TPH Member (or a Subsidiary, in the event the TPH Member transfers its limited liability company interests in the Company to such Subsidiary in accordance with the terms and conditions of the Company’s Operating Agreement) ceases to be a “member” under Company’s Operating Agreement; (b) Manager transfers or assigns any of its rights or obligations under this Agreement in violation of the terms of this Agreement, without the prior written consent of Owner; (c) Manager files a voluntary petition in bankruptcy or insolvency, or a petition for reorganization under any bankruptcy law or regulation; (d) Manager consents to an involuntary petition in bankruptcy with respect to Manager, or fails to cause the same to be vacated within sixty (60) days from the date of entry thereof; (e) Manager, any Key Manager Employee or any Affiliate of any of the foregoing is convicted of fraud or is determined by a court of competent jurisdiction pursuant to a final judgment to have committed an act of fraud; (f) any misappropriation of funds, gross negligence or willful misconduct by Manager, any Key Manager Employee or any Affiliate of any of the foregoing; provided, however, if a non-senior level employee of any of the foregoing shall misappropriate any funds of the Owner or any other Subsidiary, or commit fraud, gross negligence or willful misconduct in connection with the Manager’s duties hereunder, then, a maximum of one (1) time during the term of this Agreement, such act shall not result in a “Cause” event if all of the following conditions are satisfied: (i) Manager and Key Manager Employee had no prior knowledge of the events or circumstances giving rise to the potential Cause; (ii) such acts or events were caused by a non-senior level employee of Manager and such employee is promptly discharged (as and when permitted under applicable law); (iii) Manager promptly makes full monetary restitution to the Company or Owner, as applicable; and (iv) with respect to any non-monetary breach, Manager uses commercially reasonable efforts to diligently pursue and complete a cure within thirty (30) days after discovery by Manager (or if such remedy, notwithstanding the exercise of diligent efforts by Manager, cannot reasonably be effected within such thirty (30) day period, such longer period (not to exceed an additional thirty (30) days after expiration of the initial thirty (30) day period) as may be required to effect the same with the exercise of diligent, good faith efforts); provided that, in no event shall Manager have a longer period to cure such non-monetary breach than the applicable cure period (if any) provided to the applicable Owner under the applicable third-party loan documents, to the extent such non-monetary breach is a breach of or default under such loan documents; (g) any of TPH Member, Manager or the Key Manager Employee is convicted of a felony crime or a crime of moral turpitude (excluding misdemeanor crimes for driving under the influence); (h) any representation or warranty made by Manager pursuant to Section 11.10 hereof is untrue in any material respect and the same is not cured within thirty (30) days of receipt of written notice from the Company thereof; (i) the breach, in any material respect, by Manager of any of the terms of this Agreement, to the extent not otherwise described in the foregoing provisions, which breach has a material adverse effect on the Company or any Owner and is not cured within thirty (30) days after notice of such breach is delivered to Manager (provided, however, if Manager is exercising good faith efforts to remedy such breach, the aforesaid thirty (30) day period shall be reasonably extended for so long as Manager is exercising such good faith efforts, such extension not to exceed a total of thirty (30) additional days after expiration of the initial thirty (30) day period; provided that, in no event shall Manager have a longer period to cure such breach than the applicable cure period (if any) provided to the applicable Owner under the applicable third-party loan documents, to the extent such breach is a breach of or default under such loan documents; or (j) the breach or failure to comply by the Company, any Owner or any other Subsidiary with any applicable terms and provisions of any loan documents to which the Company, such Owner or such Subsidiary is a party (other than, in the case of any loan documents in respect of which an Affiliate of Investor Member is a lender, with respect to any “Key Person” or similar provisions relating to Matthew Messinger or a replacement “Key Person”), but in each case, only in the event such breach or failure to comply is caused by the actions of TPH Member, Manager, any Key Manager Employee or any Affiliate of any such Person and continues after the giving of any applicable notice and expiration of any applicable cure period and which is not the subject of a forbearance or waiver from the applicable lender, whether first occurring prior to the Effective Date or otherwise.

“Change in Control” has the meaning given to such term in the Company’s Operating Agreement.

“Company Accounts” means the Operating Account, the Reserve Account and any other account established by Manager pursuant to this Agreement or at the request of the Company.

“Company Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Owner.

“Company’s Designated Representative” means each of [***], or such other person as is designated by the Company from time to time.

“Company’s Manager” means, as of the Effective Date, Investor Member, in its capacity as managing member of the Company pursuant to the Company’s Operating Agreement, and subsequent to the Effective Date, the manager of the Company appointed from time to time pursuant to Company’s Operating Agreement.

“Company’s Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the Effective Date, as same may be amended or otherwise modified from time to time.

“Condemnation Awards” means any and all awards received or receivable by Owner as a result of a partial or complete taking or condemnation with respect to the Property or any part thereof.

“Condominium” means 42 Trinity Place Condominium, located at 42 Trinity Place (also having the address 75 and 77 Greenwich Street), New York, New York.

“Condominium Documents” means that certain Declaration of 42 Trinity Place Condominium, dated as of September 27, 2019, made by TPH Greenwich Owner LLC (including the condominium by-laws annexed to the Declaration (the “By-Laws”), and recorded in the Office of the Register of The City of New York (the “City Register’s Office”) on March 19, 2020, as 2020000099654 (collectively, with the By-Laws and all exhibits thereto, the “Original Declaration”), which Original Declaration was amended and restated pursuant to the terms of that certain Amended and Restated Declaration of the 42 Trinity Place Condominium dated June 9, 2021, recorded on September 20, 2021, in the City Register’s Office as CRFN 2021000370641.

“Condominium Unit” means any unit in the Condominium held for sale by the Company or its affiliates in accordance with, and as described in, the Condominium Documents.

“Construction Agreements” means any and all contracts, agreements or other instruments entered into or to be entered into in connection with the performance of Work.

“Construction Management Fee” is defined in Exhibit C.

“Control”, “Controlled by” and “under common Control with”, as used with respect to any Person or group of Persons, means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“CPI Increase” means an amount that shall initially be equal to one (1) and shall be adjusted as of each applicable anniversary of the Effective Date, to an amount equal to the greater of (a) one (1) or (b) a fraction, the numerator of which is the Price Index most recently published prior to the applicable anniversary of the Effective Date and the denominator of which is the Price Index most recently published prior to the Effective Date.

“Dropped Property” is defined in Section 10.2.

“Effective Date” is defined in the preamble.

“Employee Claims” means any and all claims arising out of Manager’s hiring or other engagement, payment, supervision or termination of any Personnel or arising out of the terms of any such employment or engagement, including, without limitation, any obligation to make payments under clauses (a) through (e) of Section 2.2.1.

“End of Term Event” means any of the following occurrences: (i) if the Property, or any substantial portion thereof, shall be taken or condemned by a governmental authority or damaged by fire or any other casualty and, in any such case, Owner elects not to restore the Property; (ii) if the Property (or the interest therein or one hundred percent (100%) of the direct or indirect membership interests in Owner) shall be sold, transferred or conveyed (other than to an Affiliate of the Company); or (iii) if a third-party lender that provides mortgage financing with respect to the Property requires Owner to terminate Manager other than as a result of an act, event or occurrence that would otherwise constitute a “Cause” event under this Agreement.

“Exclusive Listing Agent” means an exclusive listing agent or sales agent (as applicable) for the Property approved by the Company, in its sole and absolute discretion.  The Company hereby agrees that each of Compass, CORE, Corcoran, Douglas Elliman, Reuveni, Reuveni/Christie’s, RIPCO and Winick are pre-approved as Exclusive Listing Agents hereunder, subject to the Company’s receipt and approval of the applicable Exclusive Listing Agreement with such Exclusive Listing Agent and provided that, other than the Exclusive Listing Agent(s) retained for each Property as of the Effective Date, the Company shall make the final determination as to which Exclusive Listing Agent is retained for each Property.

“Exclusive Listing Agreement” means an exclusive listing or sale agreement, between Owner, and the Exclusive Listing Agent, subject to such terms and conditions as Owner may require and approve, in its sole and absolute discretion.

“Form Lease” means a form of residential lease and a form of commercial/retail lease, in each case, prepared by Manager and approved by the Company.

“Hazardous Substances” means any and all hazardous and/or toxic, dangerous and/or regulated, substances, solvents, wastes, materials, pollutants or contaminants, petroleum, tremolite, anthlophylie or actinolite or polychlorinated biphenyls (including, without limitation, any raw materials which include hazardous constituents) and any other substances, materials or solvents which are included under or regulated by any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any state super-lien and environmental clean-up statutes.

“Income” means any and all Rents (including, without limitation, subject to Section 6.4 of this Agreement, payments in the nature of security deposits), revenues, receipts, lease payments, and all other payments, cash or income of any kind, type or nature, arising from or in any way related to the Property, other than Insurance Proceeds and Condemnation Awards.

“Insurance Proceeds” means any and all proceeds of insurance policies received or receivable by the Company or Owner as a result of an insured casualty or other damage with respect to the Property or any part thereof.

“Investor Member Investment Amount” means, as of any date of determination, the sum of (i) the outstanding principal balance of the Investor Affiliate Holdco Loan, including, without limitation, any PIK interest and accrued interest thereunder to the extent added to the principal balance of such Investor Affiliate Holdco Loan, plus (ii) the outstanding principal balance of the Investor Affiliate 77 Greenwich Mezz Loan, including, without limitation, any PIK interest and accrued interest thereunder to the extent added to the principal balance of such Investor Affiliate 77 Greenwich Mezz Loan, plus (iii) the principal balance of any future fundings of any type or nature provided by the applicable lender under the Investor Affiliate Holdco Loan and/or the Investor Affiliate 77 Greenwich Mezz Loan.

“Key Manager Employee” means Matthew Messinger or a replacement officer or employee of Manager with reasonably equivalent skills and abilities (as determined by the Investor Member on behalf of the Company in its reasonable discretion).

“Leases” is defined in Section 2.3.1.

“Listing Price” is defined in Section 2.3.1(a).

“Manager” is defined in the preamble.

“Manager Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Manager.

“Manager Signatory” means (x) all signatories of Manager that have the right to draw upon the Operating Account, each of which shall be approved by the Company in writing and (y) designees of Property Manager that have the right to draw upon the Operating Account pursuant to Section 6.3 above.  The parties acknowledge that as of the Effective Date, the Company has approved only Matthew Messinger, Steven Kahn and Richard Pyontek (and no other Persons) to be Manager Signatory under this Agreement.

“Manager’s Obligations” is defined in the recitals.

“Monthly Statements” is defined in Section 5.2(a).

“Normal Business Hours” means 8:00 A.M. through 5:00 P.M., Monday through Friday.

“Operating Account” means an interest-bearing account, established by Manager, at the Operating Account Institution, in the name of the Company, or in the name of a party designated by the Company.

“Operating Account Institution” means Webster Bank N.A., CIBC or such other federally insured banking institution approved by the Company in writing, at which the Operating Account is established or such other banking institution as is determined by the Company from time to time.

“Operating Budget” is defined in Section 5.1(a).

“Owner” is defined in the preamble.

“Permitted Variances” means, with respect to any line item on any approved Operating Budget or Capital Budget for a Property and with respect to any monthly period, a deviation that is not greater than either (i) Twenty Thousand Dollars ($20,000) or (ii) five percent (5%) of the amount shown in such line item.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

“Personnel” means any and all employees and other personnel necessary or appropriate for the performance of Manager’s Obligations as required hereunder.

“Price Index” means the “Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. Cities Average (CPI-U),” issued by the Bureau of Labor Statistics of the United States Department of Labor.  In the event that the Price Index ceases to use the 1982-1984 average of 100 as the basis of calculation, or if a substantial change is made in the term or number of items contained in the Price Index, then the Price Index shall be adjusted to the figure that would have been arrived at had the change in the manner of computing the Price Index in effect as of the date of this Agreement not been altered.  In the event that such Price Index (or a successor or substitute index) is no longer available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Price Index selected by Company and reasonably approved by Manager shall be used.

“Professionals” means any and all general contractors, construction managers, architects, engineers, sub-contractors and other professionals involved in any Work.

“Property” is defined in the recitals.

“Property Manager” means First Service Residential.

“Property Personnel” means all Personnel hired or engaged specifically to perform services solely on-site at the Property, or otherwise solely in connection with the Property.

“Records” means all books and records in connection with the management and operation of the Property and the Company, including, without limitation, all Leases, Service Contracts, Construction Agreements, litigation files, documents and records, and any contracts, agreements, amendments and modifications to the foregoing, and books of accounts and other documents relating to the Property and the Company.

“Rents” means the rents and all other charges payable by Tenants under the terms of their Leases.

“Requirement” means any and all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of (i) any federal, state or municipal authority, (ii) unless otherwise agreed to by the Company, any applicable board of fire underwriters or similar body, and (iii) any insurance companies covering any of the risks against which the Property are insured, including, without limitation, the Condominium Declaration.

“Reserve Account” means an interest bearing account at the Reserve Account Institution in the name of the Company, or in the name of a party designated by the Company.

“Reserve Account Institution” means Webster Bank N.A., CIBC or such other banking institution as is determined by the Company from time to time as the banking institution at which the Reserve Account is established.

“Responsible Contractor” means a professional who (i) provides high quality building operations services, construction services and/or any other services and (ii) pays its workers a fair wage and fair benefits as evidenced by payroll and employee records (it being acknowledged and agreed that (x) “fair benefits” includes, but is not limited to, employer-paid family health care coverage, pension benefits and training and/or apprenticeship programs and (y) what constitutes a “fair wage” and “fair benefits” shall depend on the wages and benefits paid on real estate projects of a nature similar to the Property in the market where the Property is located, comparable job or trade classifications and the scope and complexity of services provided).

“Restricted Parties” is defined in Section 11.6.

“Service Contracts” means any and all service contracts that are reasonably required in the ordinary course of business of operating the Property in a manner applicable to buildings of a similar nature to the Property and which provide for services that are included in an approved Operating Budget, including, without limitation, contracts for electricity, gas, telephone, cleaning, security, vermin extermination and other services which are required under any of the Leases or to comply with any Requirements.  For the avoidance of doubt, an Exclusive Listing Agreement shall not constitute a Service Contract for purposes of this Agreement.

“Subsidiary” means any direct or indirect wholly-owned subsidiary of the Company.

“Tenants” is defined in Section 2.3.1.

“Term” means the term of this Agreement, as determined pursuant to Article X of this Agreement.

“Termination Notice” is defined in Section 10.2(a).

“TPH Board Member” is defined in Section 2.3.18.

“TPH Member” means Trinity Place Holdings Inc., a Delaware corporation, as member of the Company under Company’s Operating Agreement, which TPH Member is an Affiliate of Manager.

“Violation” means a violation of any Requirement.

“Wages” means the salaries, wages and other compensation and fringe benefits, union dues, insurance, employer’s and employees’ taxes, and vacation of Personnel.

“Work” means any and all repairs, construction, alterations, renovations, replacements or work performed at the Property, including, without limitation, tenant improvements and any construction work necessary or appropriate to complete the 77 Greenwich Construction Work.

“Year-End Reporting Template” is defined in Section 5.2(b).

EXHIBIT C

Fee Schedule

Asset Management Fee.  From and after the Effective Date, during the Term of this Agreement, Manager shall receive (collectively, the “Asset Management Fee”) (x) an annual management fee equal to the sum of (x) $400,000, payable in arrears in monthly installments of $33,333.33, and (y) in the event that the monthly installment under clause (x) is less than the amount that is one and one quarter percent (1.25%) of the Investor Member Investment Amount with respect to such month, a payment equal to such difference, in each case, on the first (1st) day of each calendar month (with the first installment thereof to be paid on the first day of the second full calendar month after the Effective Date).  With respect to each monthly installment of the Asset Management Fee, the Investor Member Investment Amount shall be determined based upon the Investor Member Investment Amount during the relevant monthly period.

F-1

EXHIBIT F

Insurance Requirements

F.1If requested in writing by the Company and not otherwise maintained by Owner or by Property Manager, Manager agrees to provide and maintain, at the Company’s sole cost and expense, the following insurance:

(a)Property insurance for the Property against such perils and in such amounts as the Company in its sole judgment shall deem adequate.  The coverage required under this Section F.1(a) shall include, but not be limited to, the following:

(i)Policies of Property insurance insuring the Premises, Improvements and Chattels against loss or damage by risks embraced by perils of the type now known as “Causes of Loss Special Form” including, but not limited to, collapse, wind/hail, flood, earthquake, and acts of Terrorism.  The foregoing policies shall also include insurance for business income/loss of rents, demolition and increased cost of construction, debris removal, off premises power failure coverage and shall also insure against such other risks or hazards as the Company from time to time may designate in an amount sufficient to prevent Owner from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than 100% of the then full replacement cost value of the Premises, Improvements and Chattels without deduction for physical depreciation with either no coinsurance or an agreed amount endorsement and shall have a deductible no greater than $100,000 unless so agreed by the Company.  Flood, earthquake, demolition and increased cost of construction, debris removal and off premises power failure coverages may contain a sublimit in an amount acceptable to the Company, in the Company’s sole discretion.  The policy shall also contain an Extended Period of Indemnity of 365 days.  If the insurance required under this Section F.1(a)(i) is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide full replacement cost to the building and such tenant improvements in an amount to be subject to the approval of the Company, in the Company’s sole discretion; and

(ii)Comprehensive boiler and machinery insurance with no testing exclusions, covering all boilers and all mechanical and electrical equipment against physical damage, business income/loss of rents and covering premises and improvements, including, without limitation, all tenant improvements and betterments that Manager is required to insure pursuant to this Agreement on a replacement cost basis and in the minimum amount of the replacement costs of the building and business income per accident.  In the event such policy is written separately from the policy described in Section F.1(a)(i) above, such policy shall include coverage for Demolition and Increased Cost of Construction, Off Premises Power Failure and Debris Removal and shall also include a joint loss agreement endorsement.

As respects coverages required in Sections F.1(a)(i) and (ii) above, Owner shall be cited as a named insured.  Business income/loss of rents coverage shall be written on an actual loss sustained basis in an amount not less than the amount or rent payable or business income earned annually with an Extended Period of Indemnity of not less than 365 days, or as otherwise required by the Company;

(b)Commercial general liability insurance, including bodily injury, personal and advertising injury, and property damage liability and products and completed operations, in connection with the ownership, use or occupancy of the Property in the minimum amount of $1,000,000 per occurrence and $2,000,000 in the annual aggregate per location and products and completed operations with an aggregate limit of $2,000,000;

(c)To the extent required (if the Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards), and to the extent available under the Flood Disaster Protection Act of 1973, as amended from time to time, flood insurance policies meeting the requirements of the current guidelines of the Federal Insurance Administration with an insurance carrier generally acceptable to commercial and multifamily mortgage lending institutions for properties similar to the Property, in an amount representing coverage not less than the lesser of (x) the full insurable value of the Property or (y) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended from time to time;

(d)Automobile Liability insurance covering Owned (if any), Hired and Non-Owned vehicles with a combined single limit of $1,000,000 per accident;

(e)Umbrella/Excess Liability insurance in excess of primary liability limits for commercial general liability, workers compensation and employers liability insurance, and automobile liability insurance as stated above with coverage including but not limited to Personal Injury, Bodily Injury, Death, Accident and Property Damage, providing in combination no less than $15,000,000 per occurrence and in the annual aggregate on per location basis.  If aggregate limits are shared with other locations the amount of Umbrella Liability insurance to be provided shall be not less than $15,000,000 in the annual aggregate; and

(f)Such other or additional insurance and in such amounts as the Company may deem appropriate or as required by any financing documents secured by the Property.

F.2All insurance obtained by Manager (whether pursuant to this Exhibit F or as otherwise directed by the Company) shall be in the name of the Company and/or Owner, as applicable.  Manager and the Company shall be named as an additional insured in all insurance policies obtained by Owner up to the liability limits stated herein, and each lender of Owner shall be named as a Mortgagee/Loss Payee on the insurance policies described in Sections F.1(a) and (c) and Additional Insured on the insurance policies described in Sections F.1(b) and (e) in such manner as the Company deems appropriate.  Manager shall deliver to the Company binders and policies evidencing such insurance placed by Manager on behalf of Owner for the Property.  The policies of insurance shall be specifically endorsed to provide that the insurance requirements of this Exhibit F will be deemed primary and non-contributory to any other insurance available to Owner or the Company, whether collectible or not.  Manager agrees to report promptly to the property insurance company that insures Owner, and to Owner and the Company, any and all significant accidents, claims or damages or destruction relating to the ownership, operation or maintenance of the Property.  Any Insurance Proceeds shall be deposited in accordance with the provisions of Article VI of this Agreement.  All such policies shall contain provisions for loss payment to Owner and shall provide (if available) for at least thirty (30) days’ prior written notice to Owner of any cancellation or non-renewal (or, ten (10) days’ prior written notice for non-payment of premium).  Manager shall not obtain any of the foregoing insurance policies from insurance companies unless such companies are insurance carriers generally acceptable to commercial mortgage lending institutions for properties similar to the Property, which currently have a general policy rating of A:X or better (or as otherwise acceptable to the Company, in the Company’s sole discretion) in A.M. Best’s Key Rating Guide and are licensed or authorized to do business in the state in which the Property is located.  The issuer, policy terms and forms, and coverage with respect to all insurance required pursuant to Article VIII and Exhibit F shall be approved by the Company.  Manager agrees to notify the Company, or to cause the Company to be notified, in writing immediately and in no event within more than five (5) days after the notice of cancellation or termination of any such coverage.  Manager further agrees to notify the Company in writing within five (5) days after filing a claim related to this Agreement under such coverage.  On the Effective Date, Manager shall provide to the Company for approval copies of proposals, policies, certificates of insurance or other proof evidencing its insurance coverage as required hereunder.  The Company shall reserve the right to review such evidence and require Manager to provide written assurance that such policies, certificates or other proof of insurance meet with the requirements of this Agreement.

F.3Manager shall effect and maintain the insurance as set forth in Section 8.1, Section 8.2 and this Exhibit F with an insurance broker and company approved by the Company if requested in writing to secure and maintain such insurance, and shall take all necessary actions to ensure that such policies shall remain in full force and effect, including the timely payment of the insurance premiums (at the Company’s cost and expense), the timely notification to the Company prior to the expiration of any insurance policy, and the timely renewal of any insurance policy as authorized by the Company.  Manager, if instructed in writing by the Company to secure and maintain insurance, shall provide proposals for all insurance to the Company for review and approval at least ten (10) days prior to any effective date or renewal thereof.  If instructed in writing to do so by the Company, Manager shall, on the Company’s or Owner’s behalf, (i) make or assert all claims on account of any damage, injury, or loss in or about the Property, (ii) attend any hearings, depositions or other legal proceedings with respect thereto, and (iii) adjust and make settlement of any such claims as approved by the Company.  Manager shall provide to the Company a copy of all documents, memoranda and correspondence relating to such claims as soon as practicable.  Manager shall monitor the insurance coverage of the Company and Owner and shall annually obtain insurance appraisals of the Property and shall at least annually advise the Company and Owner if, in Manager’s judgment, the Company and/or Owner should change the types or amounts of casualty, liability or other insurance it carries.